Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HEARTLAND FINANCIAL USA, INC.,

UMB FINANCIAL CORPORATION

and

blue sky MERGER SUB INC.

_____________________

Dated as of April 28, 2024

TABLE OF CONTENTS

-i-

Exhibit A – Form of UMB Articles Amendment

Exhibit B – Form of Certificate of Designations for the UMB Series A Preferred Stock

Exhibit C – Form of Bank Merger Agreement

Exhibit D – Form of HTLF Support Agreement

Exhibit E – Form of UMB Support Agreement

Exhibit F – Form of Surviving Entity Charter

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	82
affiliate	93
Agreement	1
Assumed Equity Awards	7
Assumed Option	7
Assumed PSU Award	6
Assumed RSU Award	5
Bank Merger	10
Bank Merger Act	20
Bank Merger Agreement	11
Bank Merger Certificates	11
BHC Act	15
business day	93
Capitalization Date	17
CARES Act	30
Certificate of Merger	3
Chosen Courts	94
Closing	3
Closing Date	3
Code	2
Collective Bargaining Agreement	29
Confidentiality Agreement	74
Continuing Employee	77
Delaware Secretary	3
DGCL	3
DOL	26
Effective Time	3
Employee Benefit Plan	25
Enforceability Exceptions	19
Environmental Laws	33
ERISA	25
ERISA Affiliate	26
ESPP	8
Exchange Act	22
Exchange Agent	11
Exchange Fund	11
Exchange Ratio	3
FCPA	41
FDIC	17
Federal Reserve Board	20
FINRA	39
GAAP	15
Governmental Entity	20
HSR Act	20

v

HTLF	1
HTLF Agent	40
HTLF Benefit Plans	25
HTLF Board Recommendation	75
HTLF Bylaws	16
HTLF Charter	16
HTLF Common Stock	3
HTLF Contract	31
HTLF Directors	81
HTLF Disclosure Schedule	14
HTLF Equity Awards	7
HTLF Indemnified Parties	79
HTLF Insiders	84
HTLF Insurance Subsidiary	40
HTLF Meeting	74
HTLF Option	6
HTLF Owned Properties	34
HTLF Preferred Stock	17
HTLF PSU Award	6
HTLF Qualified Plans	26
HTLF Real Property	34
HTLF Regulatory Agencies	21
HTLF Reports	29
HTLF RSU Award	5
HTLF Securities	18
HTLF Series E Preferred Stock	4
HTLF Stock Plan	5
HTLF Subsidiary	16
HTLF Subsidiary Bank	10
HTLF Subsidiary Securities	18
HTLF Supervisory Action	32
HTLF Support Agreement	2
HTLF Terminating Award Consideration	7
HTLF Terminating Awards	7
HTLF Terminating Option	7
HTLF Terminating Option Consideration	7
HTLF Terminating PSU Award	6
HTLF Terminating PSU Award Consideration	6
HTLF Terminating RSU Award	5
HTLF Terminating RSU Award Consideration	6
Intellectual Property	35
Intended Tax Treatment	2
Investment Advisers Act	39
IRS	26
IT Assets	35
Joint Proxy Statement	20
Key Employee	68

knowledge	93
Liens	18
Loans	37
made available	93
Material Adverse Effect	15
Materially Burdensome Regulatory Condition	73
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Bylaws	43
Merger Sub Charter	43
Merger Sub Common Stock	5
Mergers	1
Missouri Secretary	9
Multiemployer Plan	25
Multiple Employer Plan	27
OCC	20
OFAC	41
Old Certificate	4
Pandemic	16
Pandemic Measures	16
PBGC	27
Permitted Encumbrances	34
person	93
Personal Data	30
Premium Cap	79
Recommendation Change	75
Representatives	81
Requisite HTLF Vote	19
Requisite Regulatory Approvals	72
Requisite UMB Vote	46
Riegle-Neal Act	20
RSM	9
S-4	20
Sanctions	41
Sarbanes-Oxley Act	22
SEC	20
Second Effective Time	9
Second Merger Articles of Merger	9
Second Step Merger	1
Securities Act	29
Subsidiary	16
Surviving Corporation	1
Surviving Entity	1
Takeover Statutes	37
Tax	25
Tax Return	25

Taxes	25
Termination Date	88
Termination Fee	90
Trust Preferred Securities	84
UMB	1
UMB Advisory Entity	62
UMB Agent	64
UMB Articles	43
UMB Articles Amendment	10
UMB Benefit Plans	51
UMB Board Recommendation	75
UMB Broker-Dealer Subsidiary	63
UMB Bylaws	43
UMB Common Stock	3
UMB Contract	56
UMB Directors	81
UMB Disclosure Schedule	20
UMB Equity Awards	44
UMB Insurance Subsidiary	64
UMB Meeting	74
UMB Option Awards	44
UMB Owned Properties	59
UMB Preferred Stock	44
UMB PSU Awards	44
UMB Qualified Plan	78
UMB Qualified Plans	52
UMB Real Property	59
UMB Regulatory Agencies	47
UMB Reports	55
UMB Restricted Stock Awards	44
UMB RSU Awards	44
UMB Securities	44
UMB Series A Preferred Stock	4
UMB Share Issuance	46
UMB Subsidiary	43
UMB Subsidiary Bank	10
UMB Subsidiary Securities	45
UMB Supervisory Action	57
UMB Support Agreement	2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 28, 2024 (this “Agreement”), is by and among Heartland Financial USA, Inc., a Delaware corporation (“HTLF”), UMB Financial Corporation, a Missouri corporation (“UMB”), and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of HTLF, UMB and Merger Sub have determined that it is in the best interests of their respective companies and their stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which (a) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into HTLF (the “Merger”), so that HTLF is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger, and (b) immediately following the Merger and as part of a single, integrated transaction, UMB shall cause the Surviving Entity to be merged with and into UMB (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that UMB is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the Board of Directors of HTLF has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of HTLF and HTLF’s stockholders, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by HTLF of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, the Board of Directors of each of UMB and Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers and the UMB Articles Amendment, are in the best interests of UMB and Merger Sub and their respective shareholders and stockholders, as applicable, and declared that this Agreement is advisable, and (ii) approved the execution, delivery and performance by UMB and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers and the UMB Articles Amendment;

WHEREAS, the Board of Directors of HTLF, subject to the terms of this Agreement, has resolved to recommend that HTLF’s stockholders adopt this Agreement and to submit this Agreement to HTLF’s stockholders for adoption;

WHEREAS, the Board of Directors of UMB, subject to the terms of this Agreement, has resolved to recommend that UMB’s shareholders approve the UMB Share Issuance and the UMB Articles Amendment and to submit the UMB Share Issuance and the UMB Articles Amendment to UMB’s shareholders for approval;

WHEREAS, for federal income tax purposes, it is intended that (i) the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code and (ii) the Bank Merger shall qualify as a “reorganization” within the meaning of the Code, and this Agreement is intended to be adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code ((i) and (ii) collectively, the “Intended Tax Treatment”);

WHEREAS, the Chief Executive Officer of HTLF is supportive of this Agreement and the transactions contemplated hereby, including the Merger, and has determined that it is in his best interests to provide for his support for this Agreement and such transactions and, concurrently with the execution of this Agreement, is entering into a support agreement with UMB in the form set forth in Exhibit D (the “HTLF Support Agreement”), pursuant to which, among other things, he is agreeing, subject to the terms of the HTLF Support Agreement, to vote all shares of HTLF Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the approval and adoption of this Agreement, and the HTLF Support Agreement is further a condition and inducement for UMB to enter into this Agreement;

WHEREAS, the Chief Executive Officer of UMB is supportive of this Agreement and the transactions contemplated hereby, including the Merger, and has determined that it is in his best interests to provide for his support for this Agreement and such transactions and, concurrently with the execution of this Agreement, is entering into a support agreement with HTLF in the form set forth in Exhibit E (the “UMB Support Agreement”), pursuant to which, among other things, he is agreeing, subject to the terms of the UMB Support Agreement, to vote all shares of UMB Common Stock such holder owns and has the sole power to vote or direct the voting thereof in favor of the UMB Share Issuance and the UMB Articles Amendment, and the UMB Support Agreement is further a condition and inducement for HTLF to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article 1
The Mergers

Section 1.01.    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into HTLF, with HTLF surviving the Merger as the Surviving Entity. The Surviving Entity shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02.      Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article 7 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by HTLF and UMB. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.03.      Effective Time. On or (if agreed by HTLF and UMB) prior to the Closing Date, the parties shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (the “Certificate of Merger”). The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

Section 1.04.      Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 1.05.      Conversion of HTLF Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of UMB, Merger Sub, HTLF or the holder of any securities of UMB, Merger Sub or HTLF:

(a)          Subject to Section 2.02(e), each share of the common stock, par value $1.00 per share, of HTLF issued and outstanding immediately prior to the Effective Time (the “HTLF Common Stock”), except for shares of HTLF Common Stock owned by HTLF or UMB (in each case other than shares of HTLF Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by HTLF or UMB in respect of debts previously contracted), shall be converted into the right to receive 0.5500 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of common stock, par value $1.00, of UMB (the “UMB Common Stock”).

(b)          All of the shares of HTLF Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of HTLF Common Stock) previously representing any such shares of HTLF Common Stock shall thereafter represent only the right to receive (i) the number of whole shares of UMB Common Stock which such shares of HTLF Common Stock have been converted into the right to receive pursuant to this Section 1.05, (ii) cash in lieu of fractional shares which the shares of HTLF Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.05 and Section 2.02(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of UMB Common Stock or HTLF Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give UMB and the holders of HTLF Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit HTLF or UMB to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)          Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of HTLF Common Stock that are owned by HTLF or UMB (in each case other than shares of HTLF Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by HTLF or UMB in respect of debts previously contracted) shall be cancelled and shall cease to exist and no UMB Common Stock or other consideration shall be delivered in exchange therefor.

Section 1.06.      HTLF Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of UMB, Merger Sub, HTLF or the holder of any securities of UMB, Merger Sub or HTLF, each share of 7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, par value $1.00 per share, of HTLF (“HTLF Series E Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of a newly created series of preferred stock of UMB having the terms set forth in the Form of Certificate of Designations of the Series A Preferred Stock attached hereto as Exhibit B (all shares of such newly created series, collectively, the “UMB Series A Preferred Stock”) and, upon such conversion, the HTLF Series E Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

Section 1.07.      Merger Sub Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Entity and such shares of common stock of the Surviving Entity shall constitute the only outstanding capital stock of the Surviving Entity.

Section 1.08.      Treatment of HTLF Equity Awards.

(a)          Restricted Stock Units.

(i)            At the Effective Time, except as set forth in Section 1.08(a)(ii), each time-vesting restricted stock unit award (not including any award that vests based on the achievement of a combination of time- and performance-based vesting conditions but including any award that was subject to one or more performance-based vesting conditions but is no longer subject to any performance-based vesting conditions) in respect of shares of HTLF Common Stock granted under the Heartland Financial USA, Inc. 2020 Long-Term Incentive Plan (the “HTLF Stock Plan”) (each such restricted stock unit award, a “HTLF RSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF RSU Award, shall be assumed by UMB and shall be converted into a restricted stock unit award (each, an “Assumed RSU Award”) that settles (subject to achievement of the applicable time-based vesting conditions) in a number of shares of UMB Common Stock equal to the number of shares of HTLF Common Stock underlying the HTLF RSU Award immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each Assumed RSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding HTLF RSU Award immediately prior to the Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the Mergers).

(ii)            At the Effective Time, each HTLF RSU Award that is outstanding immediately prior to the Effective Time and (A) is vested as of immediately prior to the Effective Time or (B) is held by (x) a former employee, officer, director or other service provider of HTLF or any Subsidiary of HTLF, (y) a non-employee member of the Board of Directors of HTLF or any Subsidiary of HTLF or (z) a non-employee member of an advisory board of HTLF or any Subsidiary of HTLF, in each case, whether or not vested immediately prior to the Effective Time (each HTLF RSU Award described in the foregoing clauses (A) and (B), a “HTLF Terminating RSU Award”), by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF Terminating RSU Award, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, with respect to each share of HTLF Common Stock underlying the HTLF Terminating RSU Award, the Merger Consideration, as if such HTLF Terminating RSU Award had been settled in shares of HTLF Common Stock immediately prior to the Effective Time (the “HTLF Terminating RSU Award Consideration”).

(b)          Performance-Based Restricted Stock Units.

(i)            At the Effective Time, except as set forth in Section 1.08(b)(ii), each restricted stock unit award in respect of shares of HTLF Common Stock granted under the HTLF Stock Plan that is subject to vesting based on the achievement of a combination of time- and performance-based vesting conditions (each, a “HTLF PSU Award”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF PSU Award, shall be assumed by UMB and shall be converted into a restricted stock unit award (each, an “Assumed PSU Award”) that settles (subject to the achievement of the applicable time-based vesting conditions) in a number of shares of UMB Common Stock equal to the number of shares of HTLF Common Stock underlying the HTLF PSU Award immediately prior to the Effective Time (based on target performance) multiplied by the Exchange Ratio. Each Assumed PSU Award shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding HTLF PSU Award (other than performance-based vesting conditions) immediately prior to the Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the Mergers).

(ii)            At the Effective Time, each HTLF PSU Award that is outstanding immediately prior to the Effective Time and is held by a former employee, officer, director or other service provider of HTLF or any Subsidiary of HTLF (each, a “HTLF Terminating PSU Award”), by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF Terminating PSU Award, shall fully vest (based on target performance) and be cancelled and converted automatically into the right to receive, with respect to each share of HTLF Common Stock underlying the HTLF Terminating PSU Award, the Merger Consideration, as if such HTLF Terminating PSU Award had been settled in shares of HTLF Common Stock immediately prior to the Effective Time (the “HTLF Terminating PSU Award Consideration”).

(c)          Stock Options.

(i)            At the Effective Time, except as set forth in Section 1.08(c)(ii), each stock option in respect of shares of HTLF Common Stock granted under the HTLF Stock Plan (each such stock option, a “HTLF Option” and, collectively with the HTLF RSU Awards and the HTLF PSU Awards, the “HTLF Equity Awards”) that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF Option, shall be assumed by UMB and shall be converted into a stock option (each, an “Assumed Option” and, together with the Assumed RSU Awards and the Assumed PSU Awards, “Assumed Equity Awards”) that (x) is exercisable for (subject to achievement of the applicable time-based vesting conditions) a number of shares of UMB Common Stock equal to the number of shares of HTLF Common Stock underlying the HTLF Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share and (y) has an exercise price per share of UMB Common Stock equal to the exercise price applicable to the underlying HTLF Option divided by the Exchange Ratio, rounded up to the nearest cent. Each Assumed Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding HTLF Option immediately prior to the Effective Time (including the requirement to perform continued services to satisfy applicable time-based vesting conditions, subject to any accelerated vesting on a Qualified Termination of the holder’s employment following the Mergers). The assumption of HTLF Options pursuant to this Section 1.08(c) shall be effected in a manner that satisfies the requirements of Section 409A of the Code and this Section 1.08(c) will be construed with this intent.

(ii)            At the Effective Time, each HTLF Option that is outstanding immediately prior to the Effective Time and (A) is vested as of immediately prior to the Effective Time or (B) is held by a former employee, officer, director or other service provider of HTLF or any Subsidiary of HTLF (each of the HTLF Options described in the foregoing clauses (A) and (B), a “HTLF Terminating Option” and, collectively with the HTLF Terminating RSU Awards and HTLF Terminating PSU Awards, the “HTLF Terminating Awards”), by virtue of the Merger and without any required action on the part of HTLF or any holder of such HTLF Terminating Option, shall fully vest (if unvested) and be cancelled and converted automatically into the right to receive, a number of shares of UMB Common Stock (if any) equal to (x) the Exchange Ratio multiplied by (y) the number of shares of HTLF Common Stock underlying the HTLF Terminating Option less a number of shares of HTLF Common Stock having a fair market value (determined by reference to the closing price of a share of HTLF Common Stock on the trading day immediately preceding the Closing Date) equal to the aggregate exercise price applicable to such HTLF Terminating Option (the “HTLF Terminating Option Consideration” and, collectively with the HTLF Terminating RSU Consideration and the HTLF Terminating PSU Consideration, the “HTLF Terminating Award Consideration”). For the avoidance of doubt, each HTLF Terminating Option for which the applicable per-share exercise price exceeds the closing price of a share of HTLF Common Stock on the trading day immediately preceding the Closing Date shall be cancelled as of the Effective Time for no consideration.

(d)          “Qualified Termination” means that a holder experiences a Termination of Service (as defined in the HTLF Stock Plan) due to (i) UMB, the Surviving Entity or one of their Affiliates terminating such holder’s service other than for Cause (as defined in the HTLF Stock Plan), (ii) death or Disability (as defined in the HTLF Stock Plan), (iii) Qualifying Retirement (as defined in the award agreement applicable to the corresponding HTLF Equity Award) or (iv) the holder terminating employment for Good Reason (as defined in Section 1.08(d) of the HTLF Disclosure Schedule), in each case during the period beginning at the Effective Time and ending on the twenty-four (24)-month anniversary of the Closing Date.

(e)          The HTLF Terminating Award Consideration shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date, and shall be reduced by any withholding Taxes required to be paid by or collected on behalf of the recipients of the HTLF Terminating Award Consideration (which withholding Taxes shall be satisfied by retaining a number of shares of HTLF Common Stock having a fair market value (determined by reference to the closing price of a share of HTLF Common Stock on the Closing Date) equal to the minimum statutory amount required to be withheld). Notwithstanding anything in this Section 1.08 to the contrary, with respect to any HTLF Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is not permitted to be treated as contemplated by this Section 1.08 at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the HTLF Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(f)           Prior to the Effective Time, HTLF, the Board of Directors of HTLF or the appropriate committee thereof shall adopt any resolutions reasonably necessary to effectuate the provisions of Section 1.08.

(g)          UMB shall take all corporate actions that are necessary for the assumption of the Assumed Equity Awards pursuant to Sections 1.08(a)(i), 1.08(b)(i) and 1.08(c)(i), including the reservation, issuance and listing of UMB Common Stock as necessary to effect the transactions contemplated by this Section 1.08. As soon as practicable following the Effective Time, UMB shall file with the SEC a post-effective amendment to the Form S-4 or a registration statement on Form S-8 (or any successor or other appropriate form) or an amendment to an existing registration statement on Form S-8 to register the issuance of the shares of UMB Common Stock underlying such Assumed Equity Awards to holders of such Assumed Equity Awards, and shall use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Assumed Equity Awards remain outstanding.

Section 1.09.      HTLF ESPP. Prior to the Effective Time, the HTLF Board of Directors or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any reasonably necessary resolutions, with respect to the Heartland Financial USA, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”) to: (i) cause the offering period (as defined in the ESPP) ongoing as of the date of this Agreement to be the final offering period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such offering period and (y) the date that is ten business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares of HTLF Common Stock promptly returned to the participant), (ii) prohibit any individual who is not participating in the ESPP as of the date of this Agreement from commencing participation in the ESPP following the date of this Agreement, (iii) prohibit participants in the ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate the ESPP as of, and subject to, the Effective Time.

Section 1.10.      Certificate of Incorporation of Surviving Entity. At the Effective Time, the certificate of incorporation of the Surviving Entity shall be in the form set forth on Exhibit F until thereafter amended in accordance with applicable law.

Section 1.11.      Bylaws of Surviving Entity. At the Effective Time, the Merger Sub Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

Section 1.12.      Directors and Officers of Surviving Entity. At the Effective Time, the officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors of the Surviving Entity.

Section 1.13.      Second Step Merger.

(a)          Immediately following the Effective Time, in accordance with the Revised Statutes of Missouri, Chapter 351 (the “RSM”) and the DGCL, UMB shall cause the Surviving Entity to be merged with and into UMB in the Second Step Merger, with UMB surviving the Second Step Merger as the Surviving Corporation and continuing its existence under the laws of the State of Missouri, and the separate corporate existence of the Surviving Entity shall cease as of the Second Effective Time. In furtherance of the foregoing, UMB shall cause to be filed with the Secretary of State of the State of Missouri (the “Missouri Secretary”), in accordance with the RSM, articles of merger relating to the Second Step Merger and shall cause to be filed with the Delaware Secretary, in accordance with the DGCL, a certificate of merger relating to the Second Step Merger (collectively, the “Second Merger Articles of Merger”). The Second Step Merger shall become effective at such time specified in the Second Merger Articles of Merger in accordance with the relevant provisions of the RSM and the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Effective Time”).

(b)          At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of UMB or the Surviving Entity or the holder of any securities of UMB or the Surviving Entity, each share of common stock, par value $0.01 per share, of the Surviving Entity shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)          At and after the Second Effective Time, each share of UMB Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of UMB Common Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the UMB Common Stock, including the shares issued to former holders of HTLF Common Stock, shall be the common stock of the Surviving Corporation.

(d)          At and after the Second Effective Time, each share of UMB Series A Preferred Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of UMB Series A Preferred Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the UMB Series A Preferred Stock issued to former holders of HTLF Series E Preferred Stock shall be the preferred stock of the Surviving Corporation.

(e)          At the Second Effective Time, the Amended and Restated Articles of Incorporation of UMB, as amended immediately prior to the Effective Time as set forth in Exhibit A (such amendment, the “UMB Articles Amendment”), shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

(f)           At the Second Effective Time, the UMB Bylaws, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

(g)          At the Second Effective Time, the officers and directors of UMB as of immediately following the Effective Time (including, for the avoidance of doubt, as provided in Section 6.12) shall be the officers and directors of the Surviving Corporation.

Section 1.14.      Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Section 1.15.      UMB Articles Amendment. Subject to the receipt of the Requisite UMB Vote, UMB shall, immediately prior to the Effective Time, file the UMB Articles Amendment with the Missouri Secretary and cause the UMB Articles Amendment to be effective immediately prior to the Effective Time.

Section 1.16.      Bank Merger.

(a)          On the day immediately following the Closing Date, UMB shall cause HTLF Bank (“HTLF Subsidiary Bank”) to be merged with and into UMB Bank, National Association, a national bank and a wholly owned Subsidiary of UMB (“UMB Subsidiary Bank”) (the “Bank Merger”). UMB Subsidiary Bank shall be the surviving entity of the Bank Merger and, following the Bank Merger, the separate corporate existence of HTLF Subsidiary Bank shall cease. Promptly after the date of this Agreement, HTLF Subsidiary Bank shall enter into an agreement and plan of merger with UMB Subsidiary Bank in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”). The Board of Directors of HTLF Subsidiary Bank and the Board of Directors of UMB Subsidiary Bank shall approve the Bank Merger Agreement, and each of HTLF and UMB shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholders of HTLF Subsidiary Bank and UMB Subsidiary Bank, respectively, and HTLF and UMB shall, and shall cause HTLF Subsidiary Bank and UMB Subsidiary Bank, respectively, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) as of the day immediately following the Closing Date. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

(b)          It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that the Bank Merger Agreement is intended to be and will be adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Article 2
Exchange of Shares

Section 2.01.      UMB to Make Consideration Available. At or prior to the Effective Time, UMB shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by UMB and HTLF (the “Exchange Agent”), for exchange in accordance with this Article 2 for the benefit of the holders of Old Certificates (which for purposes of this Article 2 shall be deemed to include certificates or book-entry account statements representing shares of HTLF Series E Preferred Stock, as applicable), evidence in book-entry form representing shares of UMB Common Stock or UMB Series A Preferred Stock to be issued pursuant to Section 1.05 and Section 1.06, respectively, and any cash in lieu of any fractional shares to be paid pursuant to Section 2.02(e) (such cash in lieu of any fractional shares to be paid pursuant to Section 2.02(e) and shares of UMB Common Stock or UMB Series A Preferred Stock to be issued pursuant to Section 1.05 and Section 1.06, respectively, together with any dividends or distributions with respect to shares of UMB Common Stock or UMB Series A Preferred Stock payable in accordance with Section 2.02(b), being referred to herein as the “Exchange Fund”).

Section 2.02.      Exchange of Shares.

(a)          As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of HTLF Common Stock or HTLF Series E Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive UMB Common Stock or UMB Series A Preferred Stock, as applicable, pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the number of whole shares of UMB Common Stock and any cash in lieu of fractional shares or shares of UMB Series A Preferred Stock, as applicable which the shares of HTLF Common Stock or HTLF Series E Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.02(b) (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of HTLF Common Stock or HTLF Series E Preferred Stock held in book-entry at the Effective Time), together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, (x) (i) that number of whole shares of UMB Common Stock to which such holder of HTLF Common Stock shall have become entitled pursuant to the provisions of Section 1.05(a) and (ii) a check or other method of cash payment representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old

Certificate or Old Certificates surrendered pursuant to the provisions of this Article 2 and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02(b) or (y) (i) that number of shares of UMB Series A Preferred Stock to which such holder of HTLF Series E Preferred Stock shall have become entitled pursuant to the provisions of Section 1.06, and (ii) a check or other method of cash payment representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.02, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of UMB Common Stock or shares of UMB Series A Preferred Stock which the shares of HTLF Common Stock or HTLF Series E Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.02.

(b)          No dividends or other distributions declared with respect to UMB Common Stock or UMB Series A Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article 2. After the surrender of an Old Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of UMB Common Stock or UMB Series A Preferred Stock that the shares of HTLF Common Stock or HTLF Series E Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c)          If any share of UMB Common Stock or UMB Series A Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of the shares of UMB Common Stock or UMB Series A Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of HTLF of the shares of HTLF Common Stock or HTLF Series E Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for shares of UMB Common Stock or UMB Series A Preferred Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article 2, as applicable.

(e)          Notwithstanding anything to the contrary contained herein, no fractional shares of UMB Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to UMB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of UMB. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former holder of HTLF Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of UMB Common Stock on NASDAQ as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by UMB and HTLF) by (ii) the fraction of a share (after taking into account all shares of HTLF Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of UMB Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.05. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of HTLF for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of HTLF Common Stock or HTLF Series E Preferred Stock who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the shares of UMB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the UMB Common Stock deliverable in respect of each former share of HTLF Common Stock such holder holds as determined pursuant to this Agreement, or the shares of UMB Series A Preferred Stock and any unpaid dividends and distributions on the UMB Series A Preferred Stock deliverable in respect of each former share of HTLF Series E Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of UMB, HTLF, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of HTLF Common Stock or HTLF Series E Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by former holders of shares of HTLF Common Stock or HTLF Series E Preferred Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g)          The Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of UMB Common Stock, cash dividends or distributions payable pursuant to this Section 2.02 or any other amounts otherwise payable pursuant to this Agreement to any holder of HTLF Common Stock, HTLF Series E Preferred Stock or HTLF Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment or distribution under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Surviving Corporation or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of HTLF Common Stock, HTLF Series E Preferred Stock or HTLF Equity Awards in respect of which the deduction and withholding was made by the Surviving Corporation or the Exchange Agent, as the case may be.

(h)          In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of UMB Common Stock and any cash in lieu of fractional shares, or the shares of UMB Series A Preferred Stock, as applicable, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.

Article 3
Representations And Warranties Of HTLF

Except (a) as disclosed in the disclosure schedule delivered by HTLF to UMB concurrently herewith (the “HTLF Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the HTLF Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HTLF that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article 3 shall be deemed to qualify (1) any other section of this Article 3 specifically referenced or cross-referenced and (2) other sections of this Article 3 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) except with respect to matters that relate to the representations and warranties contained in Section 3.02, as disclosed in any HTLF Reports filed by HTLF since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), HTLF hereby represents and warrants to UMB as follows:

Section 3.01.      Corporate Organization.

(a)          HTLF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). HTLF has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. HTLF is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF. As used in this Agreement, the term “Material Adverse Effect” means, with respect to UMB, HTLF or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby (it being understood and agreed that this clause (E) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby), or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; the word “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; and the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. For purposes of this Article 3, the terms “Subsidiary” and “HTLF Subsidiary Bank” shall be deemed to include, unless the context otherwise requires, the former Subsidiaries of HTLF set forth on Section 3.01(a)(ii) of the HTLF Disclosure Schedule, in their capacity as such and for the relevant time periods during which such entities were wholly owned Subsidiaries of HTLF. True and complete copies of the certificate of incorporation of HTLF (the “HTLF Charter”) and the bylaws of HTLF (the “HTLF Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by HTLF to UMB.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF, each Subsidiary of HTLF (a “HTLF Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of HTLF or any Subsidiary of HTLF to pay dividends or distributions except, in the case of HTLF or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of HTLF Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of HTLF, threatened. Section 3.01(b) of the HTLF Disclosure Schedule sets forth a true and complete list of all Subsidiaries of HTLF as of the date hereof. No Subsidiary of HTLF is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of HTLF. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of HTLF other than the HTLF Subsidiaries.

Section 3.02.      Capitalization.

(a)          The authorized capital stock of HTLF consists of 60,000,000 shares of HTLF Common Stock and 200,000 shares of preferred stock, par value $1.00 per share (“HTLF Preferred Stock”), with 11,500 shares of such HTLF Preferred Stock (and no others) having been designated as HTLF Series E Preferred Stock. As of April 25, 2024 (the “Capitalization Date ”), there are (i) 42,790,564 shares of HTLF Common Stock issued and outstanding, (ii) 11,500 shares of HTLF Series E Preferred Stock issued and outstanding, (iii) no shares of HTLF Common Stock held in treasury, (iv) 397,859 shares of HTLF Common Stock reserved for issuance upon the settlement of outstanding HTLF RSU Awards, (v) 188,437 shares of HTLF Common Stock reserved for issuance upon the settlement of outstanding HTLF PSU Awards assuming performance goals are satisfied at the target level or 279,790 shares of HTLF Common Stock reserved for issuance upon the settlement of outstanding HTLF PSU Awards assuming performance goals are satisfied at the maximum level, (vi) 52,905 shares of HTLF Common Stock reserved for issuance upon the exercise and settlement of outstanding HTLF Options, (vii) 391,904 shares of HTLF Common Stock reserved for issuance upon settlement of outstanding purchase rights under the ESPP (determined by reference to the closing price of a share of HTLF Common Stock on the Capitalization Date), and (viii) no other shares of capital stock or other voting securities or equity interests of HTLF issued, reserved for issuance or outstanding. All of the issued and outstanding shares of HTLF Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of HTLF may vote. Other than the HTLF Equity Awards outstanding as of the date of this Agreement, and shares of HTLF Common Stock issuable pursuant to the ESPP, as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in HTLF, or contracts, commitments, understandings or arrangements by which HTLF may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in HTLF, or that otherwise obligate HTLF or any HTLF Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “HTLF Securities”). No HTLF Subsidiary owns any capital stock of HTLF. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which HTLF or any of its Subsidiaries is a party with respect to the voting or transfer of HTLF Common Stock, capital stock or other voting or equity securities or ownership interests of HTLF or granting any stockholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF, HTLF owns, directly or indirectly,

all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the HTLF Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any HTLF Subsidiary, or contracts, commitments, understandings or arrangements by which any HTLF Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such HTLF Subsidiary, or otherwise obligating HTLF or any HTLF Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “HTLF Subsidiary Securities”).

(c)          Section 3.02(c) of the HTLF Disclosure Schedule sets forth, for each HTLF Equity Award as of the date hereof, as applicable, the holder, type of award, grant date, number of shares, vesting schedule, exercise price and expiration date. Within five (5) days prior to the Closing Date, HTLF will provide UMB with a revised version of Section 3.02(c) of the HTLF Disclosure Schedule, updated as of the most recent practicable date. Each HTLF Equity Award has been granted in compliance with applicable securities laws or exemptions therefrom and all requirements set forth in the applicable HTLF Stock Plan and other applicable contracts.

Section 3.03.      Authority; No Violation.

(a)          HTLF has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of HTLF. The Board of Directors of HTLF, acting with the approval of not less than 66-2/3% of the number of the members of the Board of Directors, has determined that the Mergers, on the terms and conditions set forth in this Agreement, are advisable and in the best interests of HTLF and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that this Agreement be submitted to HTLF’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of HTLF Common Stock entitled to vote on this Agreement at a meeting called therefor (the “Requisite HTLF Vote”), and subject to the adoption and approval of the Bank Merger Agreement by the Board of Directors of HTLF Subsidiary Bank and HTLF as HTLF Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of HTLF are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HTLF and (assuming due authorization, execution and delivery by UMB) constitutes a valid and binding obligation of HTLF, enforceable against HTLF in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)          Neither the execution and delivery of this Agreement by HTLF nor the consummation by HTLF of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by HTLF with any of the terms or provisions hereof, will (i) violate any provision of the HTLF Charter or the HTLF Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any HTLF Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.04 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HTLF or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of HTLF or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HTLF or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF.

Section 3.04.      Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, (ii) the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) and the Riegle-Neal Interstate Banking and Branching Efficiency Act, 12 U.S.C. § 1831u (the “Riegle-Neal Act”), and (iii) any state banking, securities or insurance regulatory authorities listed on Section 3.04 of the HTLF Disclosure Schedule or Section 4.04 of the disclosure schedule delivered by UMB to HTLF concurrently herewith (the “UMB Disclosure Schedule”) and approval of such applications, filings and notices, (c) the filing by HTLF with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by UMB in connection with the transactions contemplated by this Agreement (the “S-4”), and the declaration of effectiveness of the S-4, (d) the filing of the UMB Articles Amendment with the Missouri Secretary, the filing of the Certificate of Designation for the UMB Series A Preferred

Stock with the Missouri Secretary, the filing of the Certificate of Merger with the Delaware Secretary and the Second Merger Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Missouri Secretary pursuant to the RSM, as applicable, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law, (e) if required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any applications, filings or notices under the HSR Act and compliance with the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission, or other governmental or regulatory authority or instrumentality (each, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by HTLF of this Agreement or (y) the consummation by HTLF of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of HTLF, there is no reason why the necessary regulatory approvals and consents will not be received by HTLF to permit consummation of the Mergers and the Bank Merger on a timely basis.

Section 3.05.      Reports. HTLF and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) each of the state bank regulatory authorities listed on Section 3.04 of the HTLF Disclosure Schedule and any other state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (clauses (i) – (vi), collectively, “HTLF Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any HTLF Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. Subject to Section 9.14, except for normal examinations conducted by a HTLF Regulatory Agency in the ordinary course of business of HTLF and its Subsidiaries, no HTLF Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of HTLF, investigation into the business or operations of HTLF or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any HTLF Regulatory

Agency with respect to any report or statement relating to any examinations or inspections of HTLF or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any HTLF Regulatory Agency with respect to the business, operations, policies or procedures of HTLF or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF.

Section 3.06.      Financial Statements.

(a)          The financial statements of HTLF and its Subsidiaries included (or incorporated by reference) in the HTLF Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of HTLF and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of HTLF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of HTLF and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of HTLF has resigned (or informed HTLF that it intends to resign) or been dismissed as independent public accountants of HTLF as a result of or in connection with any disagreements with HTLF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, neither HTLF nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of HTLF included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of HTLF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HTLF or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on HTLF. HTLF (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to HTLF, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of HTLF by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to HTLF’s outside auditors and the audit committee of HTLF’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect HTLF’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in HTLF’s internal controls over financial reporting. These disclosures were made in writing by management to HTLF’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by HTLF to UMB. Neither HTLF nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. HTLF has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2022, (i) neither HTLF nor any of its Subsidiaries, nor, to the knowledge of HTLF, any Representative of HTLF or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of HTLF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HTLF or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing HTLF or any of its Subsidiaries, whether or not employed by HTLF or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HTLF or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of HTLF or any committee thereof or the Board of Directors or similar governing body of any HTLF Subsidiary or any committee thereof, or to the knowledge of HTLF, to any director or officer of HTLF or any HTLF Subsidiary.

Section 3.07.      Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither HTLF nor any HTLF Subsidiary nor any of their respective officers or directors on behalf of HTLF has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. HTLF has disclosed to UMB as of the date hereof the aggregate fees provided for in connection with the engagement by HTLF of Keefe, Bruyette & Woods, Inc. related to the Mergers and the other transactions contemplated hereunder.

Section 3.08.      Absence of Certain Changes or Events.

(a)          Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF.

(b)          Since December 31, 2023, and until the date of this Agreement, HTLF and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 3.09.      Legal Proceedings.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on HTLF, neither HTLF nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of HTLF, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HTLF or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon HTLF, any of its Subsidiaries or the assets of HTLF or any of its Subsidiaries (or that, upon consummation of the Mergers or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates).

Section 3.10.      Taxes and Tax Returns.

(a)          Each of HTLF and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither HTLF nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of HTLF and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of HTLF and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither HTLF nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither HTLF nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of HTLF, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of HTLF and its

Subsidiaries or the assets of HTLF and its Subsidiaries. Neither HTLF nor any of its Subsidiaries has any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local or non-U.S. applicable law or guidance. HTLF has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither HTLF nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among HTLF and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither HTLF nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was HTLF) or (B) has any liability for the Taxes of any person (other than HTLF or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither HTLF nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither HTLF nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither HTLF nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither HTLF nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

(b)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case, in the nature of a tax and imposed by a Governmental Entity with jurisdiction over taxes, together with all penalties and additions to tax and interest thereon.

(c)          As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

Section 3.11.      Employees.

(a)          Section 3.11(a) of the HTLF Disclosure Schedule sets forth a true and complete list of all material HTLF Benefit Plans. For purposes of this Agreement, the term “HTLF Benefit Plans” means an Employee Benefit Plan to which HTLF, any Subsidiary of HTLF or any of their respective ERISA Affiliates (as defined below) is a party or has any current or future obligation or that are maintained, contributed to or sponsored by HTLF, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of HTLF, any of its Subsidiaries or any of their ERISA Affiliates, or for which HTLF, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). For purposes of this Agreement, the term “Employee Benefit Plan” means any (i) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and any rules or regulations promulgated thereunder (“ERISA”)), whether or not subject to ERISA, and (ii) equity or equity-based compensation, bonus, profit sharing, incentive, deferred compensation, post-employment or retiree benefits, life insurance, supplemental retirement, termination, change in control, retention, compensation, employment, consulting, retirement or similar plan, agreement, arrangement, program or policy, insurance (including any self-insured arrangement), health and welfare, disability or sick leave benefits, vacation benefit, relocation or expatriate benefits, perquisite or other benefit plans, programs, agreements, contracts, policies or arrangements, in each case whether or not written. For purposes of this Agreement, the term “ERISA Affiliate” means with respect to an entity, any other entity, trade or business, whether or not incorporated, that together with such first entity would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

(b)          HTLF has heretofore made available to UMB true and complete copies of each material HTLF Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) and accompanying schedules and attachments thereto filed with the U.S. Department of Labor (the “DOL”) for the last two (2) plan years, (iii) the most recently received U.S. Internal Revenue Service (“IRS”) determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, each HTLF Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, neither HTLF nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any HTLF Benefit Plan, and neither HTLF nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)          Section 3.11(d) of the HTLF Disclosure Schedule identifies each HTLF Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “HTLF Qualified Plans”). The IRS has, if applicable, issued a favorable determination letter with respect to each HTLF Qualified Plan and the related trust, which letter has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of HTLF, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any HTLF Qualified Plan or the related trust. Each trust created under any HTLF Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, with respect to each HTLF Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such HTLF Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such HTLF Benefit Plan’s actuary with respect to such HTLF Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such HTLF Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by HTLF or any of its Subsidiaries or any of their respective ERISA Affiliates, and (vii) the PBGC has not instituted proceedings to terminate any such HTLF Benefit Plan.

(f)           None of HTLF, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of HTLF, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)          Neither HTLF nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, all contributions required to be made to any HTLF Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any HTLF Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of HTLF.

(i)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to HTLF’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the HTLF Benefit Plans, any fiduciaries thereof with respect to their duties to the HTLF Benefit Plans or the assets of any of the trusts under any of the HTLF Benefit Plans that would reasonably be expected to result in any material liability of HTLF or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a HTLF Benefit Plan, or any other party.

(j)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, none of HTLF, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the HTLF Benefit Plans or their related trusts, HTLF, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that HTLF or any of its Subsidiaries has an obligation to indemnify, to any material Tax, penalty or other liability imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, each HTLF Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and HTLF and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(l)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of HTLF or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any HTLF Benefit Plan, or (iii) result in any limitation on the right of HTLF or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any HTLF Benefit Plan or related trust.

(m)         The transactions contemplated by this Agreement will not cause or require HTLF or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(n)          No HTLF Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither HTLF or any of its Subsidiaries and any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.

(o)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, there are no pending or, to HTLF’s knowledge, threatened labor grievances or unfair labor practice claims or charges against HTLF or any of its Subsidiaries, or any strikes, or other labor disputes against HTLF or any of its Subsidiaries. Neither HTLF nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or employee association (a “Collective Bargaining Agreement”), or work rules or practices agreed to with any labor organization or employee association applicable to service provider of HTLF or any of its Subsidiaries and, to the knowledge of HTLF, there are no organizing efforts by any union or other group seeking to represent any employees of HTLF or any of its Subsidiaries.

(p)          HTLF and its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. Neither HTLF nor any of its Subsidiaries has taken any action that would reasonably be expected to cause UMB or any of its affiliates to have any material liability or other obligations following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

Section 3.12.      SEC Reports. HTLF has previously made available to UMB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by HTLF pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “HTLF Reports”) and (b) communication mailed by HTLF to its stockholders since December 31, 2022 and prior to the date hereof, and no such HTLF Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all HTLF Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of HTLF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the HTLF Reports.

Section 3.13.      Compliance with Applicable Law.

(a)          HTLF and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF, and to the knowledge of HTLF, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened. HTLF has not elected to be treated as a financial holding company under the BHC Act and HTLF and each of its Subsidiaries other than HTLF Subsidiary Bank are engaged solely in activities permissible under section 4 of the BHC Act (12 U.S.C. § 1843) for a bank holding company that has not elected to be treated as a financial holding company.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HTLF, HTLF and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to HTLF or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the

Federal Reserve Act, the Sarbanes-Oxley Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the “CARES Act”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)          HTLF Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)          HTLF maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by HTLF and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on HTLF, to the knowledge of HTLF, since December 31, 2022, no third party has gained unauthorized access to any information technology networks or Personal Data controlled by HTLF and its Subsidiaries.

(e)          As of the date hereof, each of HTLF and HTLF Subsidiary Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither HTLF nor HTLF Subsidiary Bank has received any indication from a Governmental Entity that its status as “well-capitalized” or that the Community Reinvestment Act rating of HTLF Subsidiary Bank will be downgraded within one (1) year from the date of this Agreement.

Section 3.14.      Certain Contracts.

(a)          Except as set forth on Section 3.14(a) of the HTLF Disclosure Schedule, as of the date hereof, neither HTLF nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any HTLF Benefit Plan: (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that limits (or purports to limit) in any material respect the ability of HTLF or any of its Subsidiaries (or after the Mergers, the ability of the Surviving Corporation or any of its Subsidiaries) to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements); (iii) with or to a labor union or guild (including any Collective Bargaining Agreement); (iv) which (other than extensions of credit, other customary banking products offered by HTLF or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business consistent with past practice) creates future payment obligations in excess of $1,000,000 annually and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less; (v) that grants any material right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of HTLF or its Subsidiaries taken as a whole; (vi) which is a merger agreement, asset purchase agreement, stock purchase agreement, deposit assumption agreement, loss sharing agreement or other commitment to a HTLF Regulatory Agency in connection with the acquisition of a depository institution, or similar agreement that has indemnification, earnout or other obligations that continue in effect after the date of this Agreement that are material to HTLF and its Subsidiaries, taken as a whole; (vii) that provides for contractual indemnification to any director, officer or employee; (viii) (A) that relates to the incurrence of indebtedness by HTLF or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, credit support, indemnification, assumption or endorsement by HTLF or any of its Subsidiaries of, or any similar commitment by HTLF or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $5,000,000 or more; (ix) with any record or beneficial owner of five percent (5%) or more of the outstanding shares of HTLF Common Stock; or (x) which is a settlement, consent or similar agreement and contains any material continuing obligations of HTLF or any of its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a) (excluding any HTLF Benefit Plan), whether or not set forth in the HTLF Disclosure Schedule, is referred to herein as a “HTLF Contract.” HTLF has made available to UMB true, correct and complete copies of each HTLF Contract in effect as of the date hereof.

(b)          (i) Each HTLF Contract is valid and binding on HTLF or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF, (ii) HTLF and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each HTLF Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF, (iii) to the knowledge of HTLF, each third-party counterparty to each HTLF Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such HTLF Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF, (iv) neither HTLF nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any HTLF Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of HTLF or any of its Subsidiaries, or to the knowledge of HTLF, any other party thereto, of or under any such HTLF Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HTLF.

Section 3.15.      HTLF Supervisory Actions. Subject to Section 9.14, neither HTLF nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any HTLF Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the HTLF Disclosure Schedule, a “HTLF Supervisory Action ”), nor has HTLF or any of its Subsidiaries been advised since January 1, 2022, of any HTLF Supervisory Action by any HTLF Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such HTLF Supervisory Action.

Section 3.16.      Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of HTLF or any of its Subsidiaries or for the account of a customer of HTLF or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any HTLF Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of HTLF or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. HTLF and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to HTLF’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

Section 3.17.      Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, HTLF and its Subsidiaries are in compliance, and have complied, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of HTLF, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on HTLF or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against HTLF, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. To the knowledge of HTLF, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF. HTLF is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, HTLF Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF.

Section 3.18.      Investment Securities and Commodities.

(a)          Each of HTLF and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to HTLF on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of HTLF or its Subsidiaries. Such securities and commodities are valued on the books of HTLF in accordance with GAAP in all material respects.

(b)          HTLF and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that HTLF believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, HTLF has made available to UMB the material terms of such policies, practices and procedures.

Section 3.19.      Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, HTLF or a HTLF Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the HTLF Reports as being owned by HTLF or a HTLF Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “HTLF Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties or the free transferability of such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such HTLF Reports or acquired after the date thereof which are material to HTLF’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the HTLF Owned Properties, the “HTLF Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of HTLF, the lessor. There are no pending or, to the knowledge of HTLF, threatened condemnation proceedings against the HTLF Real Property.

Section 3.20.      Intellectual Property.

(a)          Section 3.20(a) of the HTLF Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration of any and all registered Intellectual Property owned (or purported to be owned) by HTLF and each of its Subsidiaries as of the date hereof. HTLF and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF: (i) to the knowledge of HTLF, the use of any Intellectual Property by HTLF and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which HTLF or any HTLF Subsidiary acquired the right to use any Intellectual Property, (ii) to the knowledge of HTLF, no person has asserted in writing to HTLF that HTLF or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (iii) to the knowledge of HTLF, no person is challenging, infringing on or otherwise violating any right of HTLF or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to HTLF or its Subsidiaries and (iv) neither HTLF nor any HTLF Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by HTLF or any HTLF Subsidiary, and HTLF and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by HTLF and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual Property owned or licensed, respectively, by HTLF and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, to the knowledge of HTLF, none of the software owned or distributed by HTLF or any of its Subsidiaries contains any software code that is licensed under any terms or conditions that require that any software containing such code be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(d)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, the IT Assets of HTLF operate and perform in a manner that permits HTLF and its Subsidiaries to conduct their business as currently conducted.

(e)          For purposes of this Agreement, (i) “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any and all renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any and all renewals or extensions thereof; and any and all similar intellectual property or proprietary rights throughout the world and (ii) “IT Assets” of any person means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned by, or licensed or leased to, such person or any of its Subsidiaries.

Section 3.21.      Customer Relationships.

(a)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on HTLF, each trust or wealth management customer of HTLF or any of its Subsidiaries has been originated and serviced (i) in conformity with the applicable policies of HTLF and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with the applicable policies of HTLF and its Subsidiaries regarding instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile in effect at such time and (v) in compliance with all applicable laws and HTLF’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder and in effect at such time. Each contract governing a relationship with a trust or wealth management customer of HTLF or any of its Subsidiaries has been duly and validly executed and delivered by HTLF and each Subsidiary and, to the knowledge of HTLF, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and HTLF and its Subsidiaries and, to the knowledge of HTLF, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and HTLF and its Subsidiaries and, to the knowledge of HTLF, such other contracting parties are in material compliance with each of the terms thereof.

(b)          Since January 1, 2022, none of HTLF, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of HTLF or any of its Subsidiaries. Since January 1, 2022, none of HTLF or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

Section 3.22.      Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between HTLF or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of HTLF or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding HTLF Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of HTLF) on the other hand, of the type required to be reported in any HTLF Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

Section 3.23.      State Takeover Laws. The Board of Directors of HTLF has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the HTLF Charter or HTLF Bylaws (collectively, with any similar provisions of the UMB Articles or UMB Bylaws, “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of HTLF Common Stock or the HTLF Series E Preferred Stock (or any depositary shares in respect thereof) in connection with the Mergers.

Section 3.24.      Reorganization. HTLF has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, or the Bank Merger from qualifying for the Intended Tax Treatment.

Section 3.25.      Opinion. Prior to the execution of this Agreement, the board of directors of HTLF has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger is fair from a financial point of view to the holders of HTLF Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.26.      HTLF Information. The information relating to HTLF and its Subsidiaries or that is provided by HTLF or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any HTLF Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to HTLF and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The portion of the S-4 relating to HTLF or any of its Subsidiaries will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 3.27.      Loan Portfolio.

(a)           As of the date hereof, neither HTLF nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which HTLF or any Subsidiary of HTLF is a creditor that, as of December 31, 2023, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2023 over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of HTLF or any of its Subsidiaries, or to the knowledge of HTLF, any affiliate of any of the foregoing. Set forth in Section 3.27(a) of the HTLF Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of HTLF and its Subsidiaries that, as of December 31, 2023, had an outstanding balance of $1,000,000 and were classified by HTLF as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of HTLF or any of its Subsidiaries that, as of December 31, 2023, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, each Loan of HTLF or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of HTLF and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, each outstanding Loan of HTLF or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of HTLF and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), including the policy set forth on Section 3.27(c) of the HTLF Disclosure Schedule, and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which HTLF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          There are no outstanding Loans made by HTLF or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of HTLF or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, neither HTLF nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or HTLF Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on HTLF, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to HTLF’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by HTLF or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.04 and Section 4.04 have been made or obtained.

Section 3.28.      Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on HTLF, (a) HTLF and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of HTLF reasonably has determined to be prudent and consistent with industry practice, and HTLF and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of HTLF and its Subsidiaries, HTLF or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by HTLF or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither HTLF nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

Section 3.29.      Investment Advisory and Broker-Dealer Matters.

(a)          No Subsidiary of HTLF is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).

(b)          No Subsidiary of HTLF is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or any other federal or state regulatory or legal requirement or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of the Financial Industry Regulatory Authority (“FINRA”)) any member firm of FINRA.

(c)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on HTLF, (i) neither HTLF nor any Subsidiary of HTLF nor, to the knowledge of HTLF, any “associated person” thereof (A) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (B) is subject to a disqualification that, as a result of becoming an “associated person” of any UMB Broker-Dealer Subsidiary, would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any UMB Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of HTLF, threatened in writing, that is reasonably likely to result in any such person being subject to a “statutory disqualification” as described in clause (A) or subject to a disqualification as described in clause (B) (in each case, qualified by the knowledge of HTLF with respect to “associated persons” of HTLF and its Subsidiaries).

(d)          Neither HTLF nor any Subsidiary of HTLF nor, to the knowledge of HTLF, any “person associated with” (as defined in the Investment Advisers Act) HTLF or any Subsidiary of HTLF is ineligible pursuant to Section 203(e) or (f) of the Investment Advisers Act to serve as a registered investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on HTLF.

Section 3.30.      Insurance Subsidiaries.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HTLF, to the knowledge of HTLF, (i) since January 1, 2022, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any HTLF Subsidiary (“HTLF Agent”) wrote, sold, produced, managed, administered or procured business for a HTLF Subsidiary, such HTLF Agent was, at the time the HTLF Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no HTLF Agent has been since January 1, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such HTLF Agent’s writing, sale, management, administration or production of insurance business for any HTLF Insurance Subsidiary (as defined below), and (iii) each HTLF Agent was appointed by HTLF or a HTLF Insurance Subsidiary in material compliance with applicable insurance laws, rules and regulations and, to the knowledge of HTLF, all processes and procedures undertaken with respect to such HTLF Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “HTLF Insurance Subsidiary” means each Subsidiary of HTLF through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HTLF, (i) since January 1, 2022, HTLF and, to the knowledge of HTLF, the HTLF Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) to the knowledge of HTLF, all contracts, agreements, arrangements and transactions in effect between any HTLF Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) to the knowledge of HTLF, each HTLF Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

Section 3.31.      Sanctions, Anti-Money Laundering and Anti-Corruption Laws.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HTLF, HTLF and its Subsidiaries, and, to the knowledge of HTLF, each of their respective directors, officers, employees, agents, representatives and any other person acting on behalf of HTLF and its Subsidiaries, acting alone or together, is and has been in compliance with the Foreign Corrupt Practices Act (the “FCPA”) and any other anti-corruption or anti-bribery Applicable Law.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on HTLF, none of HTLF nor any of its Subsidiaries, nor, to the knowledge of HTLF, any of their respective directors, officers, employees, agents, representatives or other persons acting on behalf of HTLF and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of HTLF or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of HTLF or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of HTLF or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of HTLF or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for HTLF or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for HTLF or any of its Subsidiaries.

(c)          None of HTLF nor any of its Subsidiaries, nor, to the knowledge of HTLF, any of their respective directors, officers, employees, agents, representatives or other persons acting on their behalf, is, or is 50% or more owned or controlled by one or more persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, the Kherson oblast, and the Zaporizhzhia oblast regions of Ukraine), except as otherwise authorized pursuant to Sanctions. Neither HTLF nor any of its Subsidiaries has engaged in business with foreign nations, organizations or individuals named on any of the following lists maintained by the OFAC or the United States Department of the Treasury: (x) the Specially Designated Nationals and Blocked Persons List; (y) the Sanctions Program and Countries Summaries Lists; or (z) Executive Order 13224.

(d)          HTLF and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with the FCPA, and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.

(e)             No Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of HTLF, is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of, HTLF or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.

Section 3.32.      No Other Representations or Warranties.

(a)          Except for the representations and warranties made by HTLF in this Article 3, neither HTLF nor any other person makes any express or implied representation or warranty with respect to HTLF, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HTLF hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither HTLF nor any other person makes or has made any representation or warranty to UMB, Merger Sub or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to HTLF, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to UMB, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of HTLF, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by HTLF in this Article 3.

(b)          HTLF acknowledges and agrees that neither UMB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 4.

Article 4
Representations And Warranties Of UMB and Merger Sub

Except (a) as disclosed in the UMB Disclosure Schedule; provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the UMB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by UMB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article 4 shall be deemed to qualify (1) any other section of this Article 4 specifically referenced or cross-referenced and (2) other sections of this Article 4 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) except with respect to matters that relate to the representations and warranties contained in Section 4.02, as disclosed in any UMB Reports filed by UMB since December 31, 2022, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), UMB and Merger Sub hereby represent and warrant to HTLF as follows:

Section 4.01.      Corporate Organization.

(a)          UMB is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and is a bank holding company duly registered under the BHC Act that has successfully elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of UMB and Merger Sub has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Each of UMB and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB. True and complete copies of the articles of incorporation of UMB (the “UMB Articles”), the bylaws of UMB (the “UMB Bylaws”), the certificate of incorporation of Merger Sub (the “Merger Sub Charter”) and the bylaws of Merger Sub (the “Merger Sub Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by UMB to HTLF.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB, each Subsidiary of UMB (a “UMB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of UMB or any Subsidiary of UMB to pay dividends or distributions except, in the case of UMB or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of UMB Subsidiary Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of UMB, threatened. No Subsidiary of UMB is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of UMB.

Section 4.02.      Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of UMB consists of 80,000,000 shares of UMB Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the “UMB Preferred Stock”). As of the Capitalization Date, there are (i) 48,744,208 shares of UMB Common Stock issued and outstanding, including zero shares of UMB Common Stock granted in respect of time-based restricted stock awards (“UMB Restricted Stock Awards”), (ii) 157,633 shares of UMB Common Stock (assuming performance goals are satisfied at the target level) or 315,266 shares of UMB Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance-based restricted stock unit awards in respect of shares of UMB Common Stock (“UMB PSU Awards”), (iii) 386,275 shares of UMB Common Stock reserved for issuance upon the settlement of outstanding time-vesting restricted stock unit awards in respect of shares of UMB Common Stock (“UMB RSU Awards”), (iv) 92,710 shares of UMB Common Stock reserved for issuance upon the exercise and settlement of outstanding stock options awards in respect of shares of UMB Common Stock (“UMB Option Awards”), (v) zero shares of UMB Preferred Stock issued and outstanding, (vi) 6,312,522 shares of UMB Common Stock held in treasury, and (vii) no other shares of capital stock or other voting securities or equity interests of UMB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of UMB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of UMB may vote. Other than UMB Restricted Stock Awards, UMB PSU Awards, UMB RSU Awards and UMB Option Awards (collectively, “UMB Equity Awards”) outstanding as of the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, equity or equity-based compensation awards (including options, stock appreciation rights, phantom units or shares, restricted stock, restricted stock units, performance stock units, performance awards, profit participation rights, or dividend or dividend equivalent rights or similar awards), warrants, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in UMB, or contracts, commitments, understandings or arrangements by which UMB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in UMB or that otherwise obligate UMB or any UMB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “UMB Securities”). No UMB Subsidiary owns any capital stock of UMB. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which UMB or any of its Subsidiaries is a party with respect to the voting or transfer of UMB Common Stock, capital stock or other voting or equity securities or ownership interests of UMB or granting any stockholder or other person any registration rights.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB, UMB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the UMB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any UMB Subsidiary, or contracts, commitments, understandings or arrangements by which any UMB Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such UMB Subsidiary, or otherwise obligating UMB or any UMB Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (“UMB Subsidiary Securities”). The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 1,000 were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by UMB. Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this

Agreement and (ii) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.

Section 4.03.      Authority; No Violation.

(a)           Each of UMB and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the Mergers and the UMB Articles Amendment have been duly and validly approved by the Board of Directors of each of UMB and Merger Sub. The Board of Directors of UMB has determined that each of the Mergers, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of UMB and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers and the UMB Articles Amendment), and has directed that the UMB Articles Amendment and the issuance of the shares of UMB Common Stock constituting the Merger Consideration pursuant to this Agreement (the “UMB Share Issuance”) be submitted to UMB’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. The Board of Directors of Merger Sub has determined that the Mergers and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are in the best interests of Merger Sub and its sole stockholder and has adopted a resolution to the foregoing effect. UMB, as Merger Sub’s sole stockholder, has approved this Agreement and the transactions contemplated hereby by written consent. Except for (i) the approval of the UMB Share Issuance by the affirmative vote of holders of a majority of the votes cast by holders of shares of UMB Common Stock at the UMB Meeting and (ii) the approval of the UMB Articles Amendment by the affirmative vote of holders of two-thirds of the voting power of the issued and outstanding shares of UMB Common Stock entitled to vote thereon, voting together as a single class (such approvals in clauses (i) and (ii), collectively, the “Requisite UMB Vote”), and subject to the approval of the Bank Merger Agreement by the Board of Directors of UMB Subsidiary Bank and UMB as UMB Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of UMB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of UMB and Merger Sub and (assuming due authorization, execution and delivery by HTLF) constitutes a valid and binding obligation of each of UMB and Merger Sub, enforceable against each of UMB and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of UMB Common Stock to be issued in the Merger will, upon issuance and delivery at the Closing, be validly authorized (subject to the receipt of the Requisite UMB Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of UMB will have any preemptive right or similar rights in respect thereof.

(b)          Neither the execution and delivery of this Agreement by UMB or Merger Sub, nor the consummation by UMB or Merger Sub of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by UMB or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the UMB

Articles, the UMB Bylaws, the Merger Sub Charter or the Merger Sub Bylaws or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any other UMB Subsidiary or (ii) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UMB or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of UMB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UMB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on UMB.

Section 4.04.      Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with (i) the Federal Reserve Board under the BHC Act, (ii) the OCC under the Bank Merger Act and the Riegle-Neal Act, and (iii) any state banking, securities or insurance regulatory authorities listed on Section 3.04 of the HTLF Disclosure Schedule or Section 4.04 of the UMB Disclosure Schedule and approval of such applications, filings and notices, (c) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (d) the filing of the UMB Articles Amendment with the Missouri Secretary, the filing of the Certificate of Designation for the UMB Series A Preferred Stock with the Missouri Secretary, the filing of the Certificate of Merger with the Delaware Secretary and the Second Merger Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Missouri Secretary pursuant to the RSM, as applicable, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law, (e) if required by the HSR Act, the filing of any applications, filings or notices under the HSR Act and compliance with the HSR Act and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) pursuant to this Agreement and the approval of the listing of such UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by UMB or Merger Sub of this Agreement or (y) the consummation by UMB or Merger Sub of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, to the knowledge of UMB, there is no reason why the necessary regulatory approvals and consents will not be received by UMB to permit consummation of the Mergers and the Bank Merger on a timely basis.

Section 4.05.      Reports. UMB and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) each state bank regulatory authority and any other state regulatory authority, (ii) the OCC, (iii) the SEC, (iv) the Federal Reserve Board, (v) the FDIC, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (clauses (i) – (vii), collectively, “UMB Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any UMB Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB. As of their respective dates, such reports, forms, correspondence, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. Subject to Section 9.14, except for normal examinations conducted by a UMB Regulatory Agency in the ordinary course of business of UMB and its Subsidiaries, no UMB Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of UMB, investigation into the business or operations of UMB or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any UMB Regulatory Agency with respect to any report or statement relating to any examinations or inspections of UMB or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any UMB Regulatory Agency with respect to the business, operations, policies or procedures of UMB or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB.

Section 4.06.      Financial Statements.

(a)          The financial statements of UMB and its Subsidiaries included (or incorporated by reference) in the UMB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of UMB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of UMB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of UMB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of UMB has resigned (or informed UMB that it intends to resign) or been dismissed as independent public accountants of UMB as a result of or in connection with any disagreements with UMB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, neither UMB nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of UMB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c)          The records, systems, controls, data and information of UMB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of UMB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on UMB. UMB (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to UMB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of UMB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to UMB’s outside auditors and the audit committee of UMB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect UMB’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in UMB’s internal controls over financial reporting. These disclosures were made in writing by management to UMB’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by UMB to HTLF. Neither UMB nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. UMB has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          Since January 1, 2022, (i) neither UMB nor any of its Subsidiaries, nor, to the knowledge of UMB, any Representative of UMB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of UMB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that UMB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing UMB or any of its Subsidiaries, whether or not employed by UMB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by UMB or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of UMB or any committee thereof or the Board of Directors or similar governing body of any UMB Subsidiary or any committee thereof, or to the knowledge of UMB, to any director or officer of UMB or any UMB Subsidiary.

Section 4.07.      Broker’s Fees. With the exception of the engagement of BofA Securities, Inc., neither UMB nor any UMB Subsidiary nor any of their respective officers or directors on behalf of UMB has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. UMB has disclosed to HTLF as of the date hereof the aggregate fees provided for in connection with the engagement by UMB of BofA Securities, Inc. related to the Mergers and the other transactions contemplated hereunder.

Section 4.08.      Absence of Certain Changes or Events.

(a)          Since December 31, 2023, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB.

(b)          Since December 31, 2023 and until the date of this Agreement, UMB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 4.09.      Legal Proceedings.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on UMB, neither UMB nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of UMB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against UMB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)          There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon UMB, any of its Subsidiaries or the assets of UMB or any of its Subsidiaries (or that, upon consummation of the Mergers or the Bank Merger, would apply to the Surviving Corporation or any of its affiliates).

Section 4.10.      Taxes and Tax Returns. Each of UMB and its Subsidiaries has duly and timely filed (including all applicable extensions) all income and other material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither UMB nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of UMB and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of UMB and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither UMB nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Neither UMB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and, to the knowledge of UMB, there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of UMB and its Subsidiaries or the assets of UMB and its Subsidiaries. Neither UMB nor any of its Subsidiaries has any deferred payroll Tax Liability under Section 2302 of the CARES Act, Internal Revenue Service Notice 2020-65 or any similar or analogous provision of state, local or non-U.S. applicable law or guidance. UMB has not entered into any private letter ruling requests, closing agreements or gain recognition agreements with respect to a material amount of Taxes requested or executed in the last three (3) years. Neither UMB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among UMB and its Subsidiaries or agreements or arrangements the principal purpose of which is not Taxes). Neither UMB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was UMB) or (B) has any liability for the Taxes of any person (other than UMB or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither UMB nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither UMB nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). Neither UMB nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made prior to the Closing; (ii) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business; or (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local applicable Laws) occurring or existing prior to the Closing. Neither UMB nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.

Section 4.11.      Employees.

(a)          Section 4.11(a) of the UMB Disclosure Schedule sets forth a true and complete list of all material UMB Benefit Plans. For purposes of this Agreement, the term “UMB Benefit Plans” means an Employee Benefit Plan to which UMB, any Subsidiary of UMB or any of their respective ERISA Affiliates is a party or has any current or future obligation or that are maintained, contributed to or sponsored by UMB, any of its Subsidiaries or any of their ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of UMB, any of its Subsidiaries or any of their ERISA Affiliates, or for which UMB, any of its Subsidiaries or any of their ERISA Affiliates has any direct or indirect liability, excluding, in each case, Multiemployer Plan.

(b)          UMB has heretofore made available to HTLF true and complete copies of each material UMB Benefit Plan and the following related documents, to the extent applicable, (i) all summary plan descriptions, material amendments, material modifications or material supplements, (ii) the annual report (Form 5500) and accompanying schedules and attachments thereto filed with the DOL for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letter, and (iv) the most recently prepared actuarial report and financial statements for each of the last two (2) years.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, each UMB Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, neither UMB nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Governmental Entity with respect to any UMB Benefit Plan, and neither UMB nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)          Section 4.11(d) of the UMB Disclosure Schedule identifies each UMB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “UMB Qualified Plans”). The IRS has, if applicable, issued a favorable determination letter with respect to each UMB Qualified Plan and the related trust, which letter has not expired or been revoked (nor has revocation been threatened), and, to the knowledge of UMB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any UMB Qualified

Plan or the related trust. Each trust created under any UMB Qualified Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(e)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, with respect to each UMB Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or Section 302 of ERISA, (iii) the present value of accrued benefits under such UMB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such UMB Benefit Plan’s actuary with respect to such UMB Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such UMB Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by UMB or any of its Subsidiaries or any of their respective ERISA Affiliates, and (vii) the PBGC has not instituted proceedings to terminate any such UMB Benefit Plan.

(f)           None of UMB, any of its Subsidiaries or any of their respective ERISA Affiliates (nor any predecessor of any such entity) has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of UMB, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)          Neither UMB nor any of its Subsidiaries sponsors, has sponsored or has any current or projected obligation or liability with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors, individual independent contractors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar applicable state or local law.

(h)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, all contributions required to be made to any UMB Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any UMB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of UMB.

(i)           There are no pending or threatened claims (other than claims for benefits in the ordinary course), actions, suits, audits, lawsuits or arbitrations which have been asserted or instituted, and, to UMB’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, action, suit, audit, lawsuit or arbitration against the UMB Benefit Plans, any fiduciaries thereof with respect to their duties to the UMB Benefit Plans or the assets of any of the trusts under any of the UMB Benefit Plans that would reasonably be expected to result in any material liability of UMB or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in a UMB Benefit Plan, or any other party.

(j)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, none of UMB, any of its Subsidiaries or any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the UMB Benefit Plans or their related trusts, UMB, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that UMB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, each UMB Benefit Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and UMB and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(l)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director, or other service provider of UMB or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any UMB Benefit Plan, or (iii) result in any limitation on the right of UMB or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any UMB Benefit Plan or related trust.

(m)         The transactions contemplated by this Agreement will not cause or require UMB or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(n)          No UMB Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code and neither UMB nor any of its Subsidiaries has any obligation to gross-up or reimburse any current or former employee, director or individual independent contractor for any Taxes under Section 409A or 4999 of the Code, or otherwise.

(o)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, there are no pending or, to UMB’s knowledge, threatened labor grievances or unfair labor practice claims or charges against UMB or any of its Subsidiaries, or any strikes, or other labor disputes against UMB or any of its Subsidiaries. Neither UMB nor any of its Subsidiaries is party to or bound by any Collective Bargaining Agreement, or work rules or practices agreed to with any labor organization or employee association applicable to service provider of UMB or any of its Subsidiaries and, to the knowledge of UMB, there are no organizing efforts by any union or other group seeking to represent any employees of UMB or any of its Subsidiaries.

(p)          UMB and its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the related payment and withholding of Taxes, except for failures to comply that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. Neither UMB nor any of its Subsidiaries has taken any action that would reasonably be expected to cause HTLF or any of its affiliates to have any material liability or other obligation following the Closing Date under the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

Section 4.12.      SEC Reports. UMB has previously made available to HTLF an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by UMB pursuant to the Securities Act or the Exchange Act (the “UMB Reports”) and (b) communication mailed by UMB to its shareholders since December 31, 2022 and prior to the date hereof, and no such UMB Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all UMB Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of UMB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the UMB Reports.

Section 4.13.      Compliance with Applicable Law.

(a)          UMB and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances,

permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB, and to the knowledge of UMB, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)          Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UMB, UMB and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to UMB or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the CARES Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c)          UMB Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(d)          UMB maintains a written information privacy and security program that includes reasonable measures to protect the privacy, confidentiality and security of all Personal Data owned, controlled or processed by UMB and its Subsidiaries against any (i) loss or misuse of such Personal Data, (ii) unauthorized or unlawful operations performed upon such Personal Data, or (iii) other act or omission that compromises the security or confidentiality of such Personal Data. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB, to the knowledge of UMB, since December 31, 2022, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of UMB and its Subsidiaries.

(e)          As of the date hereof, UMB and UMB Subsidiary Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator) and, as of the date hereof, neither UMB nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized”

or that UMB Subsidiary Bank’s Community Reinvestment Act rating will be downgraded within one (1) year from the date of this Agreement.

Section 4.14.      Certain Contracts.

(a)          Each contract, arrangement, commitment or understanding (whether written or oral), but excluding any UMB Benefit Plan, which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which UMB or any of its Subsidiaries is a party or by which UMB or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by UMB (or a Current Report on Form 8-K subsequent thereto) (each, a “UMB Contract”).

(b)          (i) Each UMB Contract is valid and binding on UMB or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB, (ii) UMB and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each UMB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB, (iii) to the knowledge of UMB, each third-party counterparty to each UMB Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such UMB Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB, (iv) neither UMB nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any UMB Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of UMB or any of its Subsidiaries or, to the knowledge of UMB, any other party thereto, of or under any such UMB Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UMB.

Section 4.15.      UMB Supervisory Actions. Subject to Section 9.14, neither UMB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, directive or other supervisory action by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any UMB Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies or practices, its management or its business (each, whether or not set forth in the UMB Disclosure Schedule, a “UMB

Supervisory Action”), nor has UMB or any of its Subsidiaries been advised since January 1, 2022, of any UMB Supervisory Action by any UMB Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such UMB Supervisory Action.

Section 4.16.      Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of UMB or any of its Subsidiaries or for the account of a customer of UMB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any UMB Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of UMB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. UMB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to UMB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereto.

Section 4.17.      Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, UMB and its Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of UMB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on UMB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against UMB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. To the knowledge of UMB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB. UMB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB.

Section 4.18.      Investment Securities and Commodities.

(a)           Each of UMB and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) that are material to UMB on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of UMB or its Subsidiaries. Such securities and commodities are valued on the books of UMB in accordance with GAAP in all material respects.

(b)          UMB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that UMB believes are prudent and reasonable in the context of such businesses.

Section 4.19.      Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB, UMB or a UMB Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the UMB Reports as being owned by UMB or a UMB Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “UMB Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such UMB Reports or acquired after the date thereof which are material to UMB’s business (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the UMB Owned Properties, the “UMB Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of UMB, the lessor. There are no pending or, to the knowledge of UMB, threatened condemnation proceedings against the UMB Real Property.

Section 4.20.      Intellectual Property.

(a)          UMB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used, held for use in or otherwise necessary for the conduct of its business as currently conducted.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB: (i) to the knowledge of UMB, the use of any Intellectual Property by UMB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which UMB or any UMB Subsidiary acquired the right to use any Intellectual Property, (ii) to the knowledge of UMB, no person has asserted in writing to UMB that UMB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (iii) to the knowledge of UMB, no person is challenging, infringing on or otherwise violating any right of UMB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to UMB or its Subsidiaries and (iv) neither UMB nor any UMB Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by UMB or any UMB Subsidiary, and UMB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by UMB and its Subsidiaries and to maintain, enforce and protect the confidentiality of all Intellectual

Property owned or licensed, respectively, by UMB and its Subsidiaries the value of which is contingent upon maintaining the confidentiality thereof.

(c)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, the IT Assets of UMB operate and perform in a manner that permits UMB and its Subsidiaries to conduct their business as currently conducted.

Section 4.21.      Customer Relationships.

(a)          Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB, each trust or wealth management customer of UMB or any of its Subsidiaries has been originated and serviced (i) in conformity with the applicable policies of UMB and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with the applicable policies of UMB and its Subsidiaries regarding instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile in effect at such time and (v) in compliance with all applicable laws and UMB’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder and in effect at such time. Each contract governing a relationship with a trust or wealth management customer of UMB or any of its Subsidiaries has been duly and validly executed and delivered by UMB and each Subsidiary and, to the knowledge of UMB, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and UMB and its Subsidiaries and, to the knowledge of UMB, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and UMB and its Subsidiaries and, to the knowledge of UMB, such other contracting parties are in material compliance with each of the terms thereof.

(b)          Since January 1, 2022, none of UMB, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of UMB or any of its Subsidiaries. Since January 1, 2022, none of UMB or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

Section 4.22.      Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions (including any transactions entered into or to be entered into in connection with the transactions contemplated hereby), between UMB or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of UMB or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding UMB Common Stock or voting power thereof (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of UMB) on the other hand, of the type required to be reported in any UMB Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported.

Section 4.23.      State Takeover Laws. The Board of Directors of each of UMB and Merger Sub, as applicable, has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes. In accordance with Section 351-455 of the RSM, no appraisal or dissenters’ rights will be available to the holders of UMB Common Stock in connection with the Mergers.

Section 4.24.      Reorganization. UMB has not taken any action (or failed to take any action) and is not aware of any fact or circumstance that could reasonably be expected to prevent or impede the Mergers, taken together, or the Bank Merger from qualifying for the Intended Tax Treatment.

Section 4.25.      Opinion. Prior to the execution of this Agreement, the board of directors of UMB has received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from BofA Securities, Inc., to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio provided for in the Merger is fair from a financial point of view to UMB. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.26.      UMB Information. The information relating to UMB and its Subsidiaries or that is provided by UMB or its Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any UMB Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portion of the Joint Proxy Statement relating to UMB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate to HTLF or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 4.27.      Loan Portfolio.

(a)          As of the date hereof, neither UMB nor any of its Subsidiaries is a party to any written or oral (i) Loans in which UMB or any Subsidiary of UMB is a creditor that, as of December 31, 2023, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of December 31, 2023 over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of UMB or any of its Subsidiaries, or to the knowledge of UMB, any affiliate of any of the foregoing.

(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, each Loan of UMB or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of UMB and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, each outstanding Loan of UMB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of UMB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which UMB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          There are no outstanding Loans made by UMB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of UMB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, neither UMB nor any of its Subsidiaries is now nor has it ever been since December 31, 2022 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or UMB Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UMB, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Entity, such guaranty is in full force and effect, and to UMB’s knowledge, will remain in full force and effect following the Effective Time, in each case, without any further action by UMB or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Entity that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 3.04 and Section 4.04 have been made or obtained.

Section 4.28.      Investment Advisor Subsidiaries.

(a)          Each Subsidiary of UMB that provides investment management, investment advisory or sub-advisory services (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act (each such Subsidiary, a “UMB Advisory Entity”) is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2022 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB.

(b)          The accounts of each advisory client of UMB or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable UMB Advisory Entity in compliance with the applicable requirements of ERISA, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB.

(c)          None of the UMB Advisory Entities nor, to the knowledge of UMB, any “person associated with” (as defined in the Investment Advisers Act) a UMB Advisory Entity is ineligible pursuant to Section 203(e) or (f) of the Investment Advisers Act to serve as registered investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on UMB.

Section 4.29.      Broker-Dealer Subsidiaries.

(a)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on UMB: (i) each Subsidiary of UMB that is a broker-dealer (each, a “UMB Broker-Dealer Subsidiary”) is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) each UMB Broker-Dealer Subsidiary is a member in good standing with FINRA and any other required self-regulatory organizations and in compliance with all applicable rules and regulations of FINRA and any other self-regulatory organization of which it is a member or which otherwise has authority over it; (iii) each UMB Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of UMB, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b)          Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on UMB, (i) none of the UMB Broker-Dealer Subsidiaries nor, to the knowledge of UMB, any “associated person” thereof (A) is ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any UMB Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of UMB, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

Section 4.30.      Insurance Subsidiaries.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UMB, to the knowledge of UMB, (i) since January 1, 2022, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any UMB Subsidiary (“UMB Agent”) wrote, sold, produced, managed, administered or procured business for a UMB Subsidiary, such UMB Agent was, at the time the UMB Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no UMB Agent has been since January 1, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such UMB Agent’s writing, sale, management, administration or production of insurance business for any UMB Insurance Subsidiary (as defined below), and (iii) each UMB Agent was appointed by UMB or a UMB Insurance Subsidiary in material compliance with applicable insurance laws, rules and regulations and, to the knowledge of UMB, all processes and procedures undertaken with respect to such UMB Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “UMB Insurance Subsidiary” means each Subsidiary of UMB through which insurance operations is conducted.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UMB, (i) since January 1, 2022, UMB and, to the knowledge of UMB, the UMB Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) to the knowledge of UMB, all contracts, agreements, arrangements and transactions in effect between any UMB Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) to the knowledge of UMB, each UMB Insurance

Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

Section 4.31.      Sanctions, Anti-Money Laundering and Anti-Corruption Laws.

(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UMB, UMB and its Subsidiaries, and, to the knowledge of UMB, each of their respective directors, officers, employees, agents, representatives and any other person acting on behalf of UMB and its Subsidiaries, acting alone or together, is and has been in compliance with the FCPA and any other anti-corruption or anti-bribery Applicable Law.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UMB, none of UMB nor any of its Subsidiaries, nor, to the knowledge of UMB, any of their respective directors, officers, employees, agents, representatives or other persons acting on behalf of UMB and its Subsidiaries, acting alone or together, has, directly or indirectly, (i) used any funds of UMB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of UMB or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the FCPA, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of UMB or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of UMB or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for UMB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for UMB or any of its Subsidiaries.

(c)          None of UMB nor any of its Subsidiaries, nor, to the knowledge of UMB, any of their respective directors, officers, employees, agents, representatives or other persons acting on their behalf, is, or is 50% or more owned or controlled by one or more persons that are: (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, the Kherson oblast, and the Zaporizhzhia oblast regions of Ukraine), except as otherwise authorized pursuant to Sanctions. Neither UMB nor any of its Subsidiaries has engaged in business with foreign nations, organizations or individuals named on any of the following lists maintained by the OFAC or the United States Department of the Treasury: (x) the Specially Designated Nationals and Blocked Persons List; (y) the Sanctions Program and Countries Summaries Lists; or (z) Executive Order 13224.

(d)          UMB and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with the FCPA, and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.

(e)           No Governmental Entity has in the past five (5) years commenced legal, administrative, arbitral or other proceedings, claims, or actions against, or, to the knowledge of UMB, is investigating or has in the past five (5) years conducted, initiated or threatened any investigation of, UMB or any of its Subsidiaries (or any of their respective directors, officers, employees, agents or representatives) for alleged violation of the FCPA and other anti-corruption and anti-bribery applicable laws, Sanctions and applicable laws governing anti-money laundering.

Section 4.32.      No Other Representations or Warranties.

(a)          Except for the representations and warranties made by UMB and Merger Sub in this Article 4, neither UMB nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to UMB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and UMB and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither UMB nor Merger Sub nor any other person makes or has made any representation or warranty to HTLF or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to UMB, Merger Sub, any of their respective Subsidiaries or their respective businesses or (ii) any oral or written information presented to HTLF or any of its affiliates or Representatives in the course of their due diligence investigation of UMB, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by UMB in this Article 4.

(b)          Each of UMB and Merger Sub acknowledges and agrees that neither HTLF nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 3.

Article 5
Covenants Relating to Conduct of Business

Section 5.01.      Conduct of Businesses by HTLF Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the HTLF Disclosure Schedule), required by law or as consented to in writing by UMB (such consent not to be unreasonably withheld, conditioned or delayed), HTLF shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either UMB or HTLF to obtain any necessary approvals of any UMB Regulatory Agency, HTLF Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 5.02.      Forbearances of HTLF. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the HTLF Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, HTLF shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of UMB (such consent not to be unreasonably withheld, conditioned or delayed):

(a)          (i) incur any indebtedness for borrowed money in excess of $25,000,000, other than (I) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and in the ordinary course of business consistent with past practice, (II) deposits in the ordinary course of business consistent with past practice and (III) indebtedness of HTLF or any of its wholly owned Subsidiaries to HTLF or any of its wholly owned Subsidiaries; provided that (I) such indebtedness is on customary and reasonable market terms, (II) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (III) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of HTLF or any of its Subsidiaries under, or result in the creation of any Lien upon any of the assets of HTLF or any of its Subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of HTLF, the Surviving Corporation or their respective Subsidiaries and (IV) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)            adjust, split, combine or reclassify any capital stock;

(ii)           make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, Trust Preferred Securities (as defined below) or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any HTLF Securities or HTLF Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of $0.30 per share of HTLF Common Stock and with record and payment dates consistent with past practice, (B) dividends paid by any wholly owned Subsidiaries of HTLF, (C) regular distributions on outstanding Trust Preferred Securities in accordance with their terms, (D) dividends provided for and paid on HTLF Series E Preferred Stock in accordance with the terms thereof or (E) the acceptance of shares of HTLF Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of HTLF Equity Awards, in each case, outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the HTLF Disclosure Schedule;

(iii)            grant any stock options, warrants, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity or equity-based awards or interests, or grant any person any right to acquire any HTLF Securities under a HTLF Stock Plan or otherwise; or

(iv)            issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any HTLF Securities or HTLF Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any HTLF Securities or HTLF Subsidiary Securities, except pursuant to the settlement of any HTLF Equity Awards outstanding as of the date hereof or granted after the date hereof to the extent expressly contemplated by this Agreement or the HTLF Disclosure Schedule;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(d)          except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of HTLF;

(e)          in each case except for transactions in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, or waive, release, compromise or assign any material rights or claims under, any HTLF Contract (or any contract entered into after the date hereof that would be a HTLF Contract if it were in effect on the date of this Agreement), or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to HTLF, or (ii) enter into any contract that would constitute a HTLF Contract, if it were in effect on the date of this Agreement;

(f)           except as required by the terms (in effect as of the date hereof) of any HTLF Benefit Plan or by applicable law, (i) enter into, adopt, amend or terminate any employment agreement, offer letter, retention agreement, change in control or transaction bonus agreement, severance agreement or similar arrangement, other than offer letters (with standard terms and substantially in the form made available to UMB prior to the date hereof) in the ordinary course of business consistent with past practice with respect to employees other than any executive officer or any employee reporting directly to an executive officer (each, a “Key Employee”), (ii) enter into, adopt, materially amend or terminate any Employee Benefit Plan or any Collective Bargaining Agreement, (iii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases in base salary or wage rate in the ordinary course of business consistent with past practice up to the percentage set forth in Section 5.02(f) of the HTLF Disclosure Schedule, (iv) pay or award, or accelerate the vesting of, any non-equity bonuses or incentive compensation, other than in the ordinary course of business consistent with past practice, (v) grant or accelerate the vesting or payment of any equity-based compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment of any Key Employee, other than for cause, or (viii) hire any individual who would be a Key Employee;

(g)          settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to HTLF, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(h)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers, taken together, or the Bank Merger from qualifying for the Intended Tax Treatment;

(i)           amend its certificate of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)           other than in prior consultation with UMB, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable law, regulation or policies imposed by any Governmental Entity;

(l)           enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing or other material banking or operating policies and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)         other than in the ordinary course of business consistent with past practice, make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios, in each case except as required by law or requested by a HTLF Regulatory Agency;

(n)          make or acquire any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any existing Loan, in each case that involves or results in a total credit exposure to any borrower and its affiliates of (i) in the case of any non-recourse or unsecured Loan, $5,000,000 or greater or (ii) in the case of any other Loan, $10,000,000 or greater; provided, that if UMB does not respond to a request for consent pursuant to this Section 5.02(n) within five (5) business days of having received such request together with the relevant Loan package, such non-response shall be deemed to constitute consent;

(o)          make, or commit to make, any capital expenditures that exceed the amounts set forth in HTLF’s capital expenditure budget set forth in Section 5.02(o) of the HTLF Disclosure Schedule;

(p)          make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(q)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.02.

Section 5.03.      Conduct of Businesses by UMB Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the UMB Disclosure Schedule), required by law or as consented to in writing by HTLF (such consent not to be unreasonably withheld, conditioned or delayed), UMB shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either UMB or HTLF to obtain any necessary approvals of any UMB Regulatory Agency, HTLF Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 5.04.      Forbearances of UMB. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the UMB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, UMB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of HTLF (such consent not to be unreasonably withheld, conditioned or delayed):

(a)

(i)            adjust, split, combine or reclassify any shares of UMB Common Stock; or

(ii)           make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, trust preferred securities or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any UMB Securities or UMB Subsidiary Securities except, in each case, (A) regular quarterly cash dividends at a rate not in excess of the amounts set forth in Section 5.04(a)(ii) of the UMB Disclosure Schedule and with record and payment dates consistent with past practice, (B) dividends paid by any wholly owned Subsidiaries of UMB, (C) regular distributions on outstanding trust preferred securities in accordance with their terms, (D) the acceptance of shares of UMB Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of UMB Equity Awards or (E) repurchases of UMB Common Stock pursuant to any repurchase authorized by the Board of Directors of UMB prior to the date hereof in an amount not in excess of the amounts set forth in Section 5.04(a)(ii) of the UMB Disclosure Schedule and in compliance with applicable law;

(b)          take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent or impede the Mergers, taken together, or the Bank Merger from qualifying for the Intended Tax Treatment;

(c)          amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries in a manner that would materially and adversely affect the holders of HTLF Common Stock, or adversely affect the holders of HTLF Common Stock relative to other holders of UMB Common Stock; or

(d)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.04.

Article 6
Additional Agreements

Section 6.01.      Regulatory Matters.

(a)          Promptly after the date of this Agreement, UMB and HTLF shall prepare and file with the SEC the Joint Proxy Statement, and UMB shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus, and the parties shall use reasonable best efforts to make such filings as promptly as practicable after the date of this Agreement. The S-4 shall also, to the extent required under the Securities Act and the regulations promulgated thereunder, register the shares of UMB Series A Preferred Stock (or depositary shares in lieu thereof) that will be issued in the transaction. Each of UMB and HTLF shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and UMB and HTLF shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders or stockholders, as applicable. UMB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and HTLF shall furnish all information concerning HTLF and the holders of HTLF Common Stock as may be reasonably requested in connection with any such action.

(b)          The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45) days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, UMB and HTLF shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required to be filed with any bank regulatory agency in order to obtain the Requisite Regulatory Approvals. UMB and HTLF shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. UMB and HTLF shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to HTLF or UMB, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of, and the filing of notices to, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law; and provided that each party shall promptly advise the other party with respect to substantive matters that are addressed in any meeting or conference with any Governmental Entity which the other party does not attend or participate in, to the extent permitted by such Governmental Entity and applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board under the BHC Act, (ii) the OCC under the Bank Merger Act and the Riegle-Neal Act, (iii) any Governmental Entity set forth on Section 6.01(b) of the UMB Disclosure Schedule and (iv) any Governmental Entity set forth in Section 3.04 or Section 4.04 the non-receipt of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c)          Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require UMB or HTLF or any of their respective Subsidiaries, and neither UMB nor HTLF nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, orders, approvals, waivers, non-objections and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Mergers (measured on a scale relative to HTLF and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).

(d)          UMB and HTLF shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of UMB, HTLF or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the Bank Merger and the other transactions contemplated by this Agreement.

(e)          UMB and HTLF shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.

Section 6.02.      Access to Information; Confidentiality.

(a)          Upon reasonable notice and subject to applicable laws, each of HTLF and UMB, for the purposes of verifying the representations and warranties of the other and preparing for the Mergers and the Bank Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records (or in the case of access by HTLF, all of the foregoing as reasonably requested, taking into account the circumstances of HTLF as a party to the transactions contemplated hereby), provided that such investigation or requests shall not interfere unnecessarily with normal operations of the party, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of HTLF and UMB shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that HTLF or UMB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request in light of such party’s circumstances as a party to the transactions contemplated hereby. Neither UMB nor HTLF nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of UMB’s or HTLF’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          Each of HTLF and UMB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 22, 2024, between UMB and HTLF (the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.03.      Stockholder and Shareholder Approvals. Each of UMB and HTLF shall call, give notice of, establish a record date for, convene and hold a meeting of its shareholders and stockholders, respectively (the “UMB Meeting” and the “HTLF Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) in the case of HTLF, the Requisite HTLF Vote, and in the case of UMB, the Requisite UMB Vote, and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of HTLF and UMB shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Subject to the remainder of this Section 6.03, each of UMB and HTLF and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of UMB and the stockholders of HTLF, as applicable, the Requisite UMB Vote and the Requisite HTLF Vote, as applicable, including by communicating to the shareholders of UMB and the stockholders of HTLF, as applicable, its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of UMB, the shareholders of UMB approve the UMB Share Issuance and the UMB Articles Amendment (the “UMB Board Recommendation”), and, in the case of HTLF, the stockholders of HTLF adopt and approve this Agreement and the transactions contemplated hereby (the “HTLF Board Recommendation”). Subject to the remainder of this Section 6.03, each of UMB and HTLF and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the UMB Board Recommendation, in the case of UMB, or the HTLF Board Recommendation, in the case of HTLF, (ii) fail to make the UMB Board Recommendation, in the case of UMB, or the HTLF Board Recommendation, in the case of HTLF, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the UMB Board Recommendation, in the case of UMB, or the HTLF Board Recommendation, in the case of HTLF, in each case within ten (10) business days (or such fewer number of days as remains prior to the UMB Meeting or the HTLF Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.01 and Section 8.02, if the Board of Directors of UMB or HTLF, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the UMB Board Recommendation or the HTLF Board Recommendation, as applicable, such Board of Directors may, in the case of UMB, prior to the receipt of the Requisite UMB Vote, and in the case of HTLF, prior to the receipt of the Requisite HTLF Vote, effect a Recommendation Change, including by submitting this Agreement to its shareholders or stockholders, respectively, without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for such Recommendation Change to its shareholders or stockholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the UMB Board Recommendation or HTLF Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.03 and will require a new notice period as referred to in this Section 6.03. Neither UMB nor HTLF shall adjourn or postpone the UMB Meeting or the HTLF Meeting, as the case may be, except that UMB or HTLF (1) shall be permitted to adjourn or postpone the UMB Meeting or the HTLF Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of UMB or the Board of Directors of HTLF, as the case may be, has determined in good faith after consultation with outside counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders or stockholders, as applicable, prior to the UMB Meeting or the HTLF Meeting, as the case may be and (2) shall adjourn or postpone the UMB Meeting or the HTLF Meeting, as the case may be, up to two times, if, as of the time for which such meeting is originally scheduled there are insufficient shares of UMB Common Stock or HTLF Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting HTLF or UMB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite HTLF Vote or the Requisite UMB Vote; provided that, without the prior written consent of the other party, neither UMB nor HTLF shall adjourn or postpone the UMB Meeting or the HTLF Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) business days in the aggregate. If the HTLF Meeting or the UMB Meeting is adjourned or postponed, UMB or HTLF, respectively, may elect to cause the UMB Meeting or the HTLF Meeting, respectively, to also be adjourned such that the meetings occur on the same date. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the UMB Meeting shall be convened and this Agreement shall be submitted to the shareholders of UMB at the UMB Meeting and (y) the HTLF Meeting shall be convened and this Agreement shall be submitted to the stockholders of HTLF at the HTLF Meeting, and nothing contained herein shall be deemed to relieve either UMB or HTLF of such obligation.

Section 6.04.      Legal Conditions to Mergers. Subject in all respects to Section 6.01 of this Agreement, each of UMB and HTLF shall, and shall cause its Subsidiaries to,

use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article 7 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by HTLF or UMB or any of their respective Subsidiaries in connection with the Mergers and the Bank Merger and the other transactions contemplated by this Agreement.

Section 6.05.      Stock Exchange Listing. UMB shall cause the shares of UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof), to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 6.06.      Employee Matters.

(a)          For a period commencing at the Effective Time and ending on the first anniversary of the Closing Date, UMB shall provide, or cause to be provided, to each individual who is employed by HTLF or any of its Subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof) during such period (a “Continuing Employee”), with (i) a base salary or base wage rate that is no less than the base salary or base wage rate in effect for such Continuing Employee as of immediately prior to the Effective Time, (ii) short-term incentive compensation opportunities and long-term incentive compensation opportunities that, when combined with the Continuing Employee’s base salary or base wage rate, provide total target direct compensation no less favorable in the aggregate than that provided to similarly situated employees of UMB and its Subsidiaries, (iii) other compensation and employee benefits (in each case of clause (i), (ii) and (iii) of this Section 6.06(a), excluding defined benefit pension, retiree medical, change in control and severance benefits) that are no less favorable in the aggregate than the other compensation and benefits (excluding defined benefit pension, retiree medical, change in control and severance benefits) provided to similarly situated employees of UMB and its Subsidiaries, and (iv) to any Continuing Employee who experiences an involuntary termination of employment without cause (or other severance-qualifying termination) during such period, severance benefits pursuant to the greater of (x) the HTLF Benefit Plan applicable to such Continuing Employee as of immediately prior to the Effective Time (which HTLF Benefit Plans are set forth in Section 6.06 of the HTLF Disclosure Schedule) and (y) UMB’s severance policy (which is set forth on Section 6.06(a) of the UMB Disclosure Schedule), and which shall apply to Continuing Employees in a manner no less favorable than as applicable to similarly situated employees of UMB and its Subsidiaries.

(b)          With respect to any UMB Benefit Plans in which any Continuing Employees first become eligible to participate on or after the Closing Date, UMB or the Surviving Corporation shall: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any such UMB Benefit Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous HTLF Benefit Plan immediately prior to the Closing Date, (ii) provide each such Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Closing Date (or, if later, prior to the time such employee commenced participation in such UMB Benefit Plan) under such UMB Benefit Plan (to the same extent that such credit was given under the analogous HTLF Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any such UMB Benefit Plans, and (iii) recognize service of such employees with HTLF and its respective Subsidiaries, for all purposes to the same extent that such service was taken into account under the analogous HTLF Benefit Plan prior to the Closing Date; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services, for purposes of benefit accrual under any UMB Benefit Plan that is a defined benefit pension plan, for purposes of any UMB Benefit Plan that provides retiree welfare benefits, or to any UMB Benefit Plan that is a frozen plan, either with respect to level of benefits or participation, or provides grandfathered benefits.

(c)          If directed in writing by UMB at least ten (10) business days prior to the Effective Time, HTLF shall terminate any HTLF Qualified Plan, in each case effective as of, and contingent upon, the Effective Time. In connection with the termination of such HTLF Qualified Plan, UMB shall take any and all actions as may be required to permit each affected HTLF employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such affected employee from such plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of UMB or any of its Subsidiaries (a “UMB Qualified Plan”). If a HTLF Qualified Plan is terminated as described herein, the affected employees shall be eligible immediately upon the Closing Date to commence participation in a UMB Qualified Plan.

(d)          Prior to the Closing, HTLF shall adopt resolutions and use commercially reasonable effort to take such other actions that may be necessary or appropriate to effect the amendments to certain HTLF Benefit Plans described on Section 6.06(d) of the HTLF Disclosure Schedule.

(e)          Nothing in this Agreement shall confer upon any employee, officer, director or consultant of HTLF or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, HTLF, UMB or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, HTLF, UMB or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of HTLF or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any HTLF Benefit Plan, UMB Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, except as set forth in Section 6.07, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement, including any current or former employee, officer, director or consultant of UMB or HTLF or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)           Prior to making any written communications to any service provider of HTLF or any of its Subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement or employment with UMB following the Effective Time, HTLF or any of its Subsidiaries shall provide UMB with a copy of the intended communication, and UMB shall have a reasonable period of time to review and comment on the communication, and HTLF or any of its Subsidiaries shall give reasonable and good faith consideration to any comments made by UMB with respect thereto; provided that, after UMB has reviewed and commented on a communication, HTLF or any of its Subsidiaries shall not have any obligation to provide to UMB subsequent communications that are substantially similar in all respects.

Section 6.07.      Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by HTLF pursuant to the HTLF Charter, the HTLF Bylaws, the governing or organizational documents of any Subsidiary of HTLF and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.07(a) of the HTLF Disclosure Schedule, each present and former director or officer of HTLF and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “HTLF Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of HTLF or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any HTLF Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such HTLF Indemnified Party is not entitled to indemnification.

(b)          For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by HTLF (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by HTLF for such insurance (the

“Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, UMB or HTLF, in consultation with, but only upon the consent of UMB, may (and at the request of UMB, HTLF shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under HTLF’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)          The provisions of this Section 6.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each HTLF Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.07.

Section 6.08.      Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of UMB, on the one hand, and a Subsidiary of HTLF, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by UMB.

Section 6.09.      Advice of Changes. UMB and HTLF shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.09 or the failure of any condition set forth in Section 7.02 or 7.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.02 or 7.03 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.09 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 6.10.      Dividends. After the date of this Agreement, each of UMB and HTLF shall coordinate with the other the declaration of any dividends in respect of UMB Common Stock and HTLF Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of HTLF Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of HTLF Common Stock and any shares of UMB Common Stock any such holder receives in exchange therefor in the Merger.

Section 6.11.      Shareholder Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and HTLF shall give UMB the opportunity to participate (at UMB’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. HTLF shall not agree to settle any such litigation without UMB’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that UMB shall not be obligated to consent to any settlement which does not include a full release of UMB and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

Section 6.12.      Corporate Governance. Effective as of the Effective Time, in accordance with the UMB Bylaws, the number of directors that will comprise the full Board of Directors of UMB (and, as of the Second Effective Time, that will comprise the full Board of Directors of the Surviving Corporation) shall be sixteen (16). Of the members of the Board of Directors of UMB as of the Effective Time (and, as of the Second Effective Time, the Board of Directors of the Surviving Corporation), (i) eleven (11) shall be the members of the Board of Directors of UMB as of immediately prior to the Effective Time (the “UMB Directors”), and (ii) an additional five (5) shall be members of the Board of Directors of HTLF as of immediately prior to the Effective Time (the “HTLF Directors”); provided that any HTLF Director must meet any applicable requirements or standards that may be imposed by a UMB Regulatory Agency for service on the Board of Directors of UMB. The HTLF Directors shall be eligible and given due consideration for committee service to the same extent as the UMB Directors. Prior to the Effective Time, the parties (coordinating through the respective Chairman of each of HTLF and UMB) shall cooperate in good faith to mutually agree on the selection of the HTLF Directors who will join the Board of Directors of the Surviving Corporation and their respective committee appointments, taking into account relevant considerations including skill sets, experience, diversity and inclusion, and the needs of the Board of Directors of the Surviving Corporation.

Section 6.13.      Acquisition Proposals.

(a)          Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite UMB Vote, in the case or UMB, or the Requisite HTLF Vote, in the case of HTLF, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.13(a), such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than HTLF or UMB, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to UMB or HTLF, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the issuance, acquisition or conversion of, or the disposition of, twenty-five percent (25%) or more of any class of equity or voting securities of a party or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b)          Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

Section 6.14.      Public Announcements. HTLF and UMB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

Section 6.15.      Change of Method. HTLF and UMB shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of HTLF and UMB (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that unless this Agreement is amended by agreement of each party in accordance with Section 9.01, no such change shall (i) alter or change the Exchange Ratio or the number of shares of UMB Common Stock received by holders of HTLF Common Stock in exchange for each share of HTLF Common Stock, (ii) adversely affect the Tax treatment of HTLF’s stockholders or UMB’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of HTLF or UMB pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.01.

Section 6.16.      Takeover Statutes. UMB, Merger Sub, HTLF and their respective Boards of Directors shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 6.17.      Treatment of HTLF Indebtedness. Upon the Effective Time, UMB shall assume the due and punctual performance and observance of the covenants to be performed by HTLF under the indentures set forth on Section 6.17 of the HTLF Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, (i) UMB and HTLF shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures or other documents and (ii) HTLF shall use reasonable best efforts to execute and deliver any officer’s certificates, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.

Section 6.18.      Trust Preferred Securities. Upon the Effective Time, UMB shall assume all of the obligations to be performed by HTLF with respect to HTLF’s outstanding trust preferred securities and related debt instruments set forth on Section 6.18 of the HTLF Disclosure Schedule (the “Trust Preferred Securities”). In connection therewith, (i) UMB and HTLF shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures or other documents and (ii) HTLF shall use reasonable best efforts to execute and deliver any officer’s certificates, and to provide any opinion of counsel to the trustee thereof, in each case, required to make such assumptions effective as of the Effective Time.

Section 6.19.      Exemption from Liability Under Section 16(b). HTLF and UMB agree that, in order to most effectively compensate and retain HTLF Insiders, both prior to and after the Effective Time, it is desirable that HTLF Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of HTLF Common Stock into shares of UMB Common Stock or shares of HTLF Series E Preferred Stock(or depositary shares in respect thereof) into shares of UMB Series A Preferred Stock (or depositary shares in respect thereof), as applicable, in the Merger and the conversion of any HTLF Equity Awards into corresponding UMB Equity Awards in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 6.19. HTLF shall deliver to UMB in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of HTLF subject to the reporting requirements of Section 16(a) of the Exchange Act (the “HTLF Insiders”), and the Board of Directors of UMB and of HTLF, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of HTLF) any dispositions of HTLF Common Stock, HTLF Series E Preferred Stock (or depositary shares in respect thereof) or HTLF Equity Awards by the HTLF Insiders, and (in the case of UMB) any acquisitions of UMB Common Stock, UMB Series A Preferred Stock (or depositary shares in respect thereof) or UMB Equity Awards by any HTLF Insiders who, immediately following the Mergers, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

Section 6.20.      Tax Cooperation. UMB and HTLF shall cooperate and use their respective reasonable best efforts in order for (i) UMB to receive the opinion described in Section 7.02(c) and (ii) HTLF to receive the opinion described in Section 7.03(c).

Section 6.21.      Commitments to the Community. Following the Effective Time, the Surviving Corporation will maintain the level of philanthropic and community investment provided by each of HTLF and UMB in their respective communities prior to the Effective Time.

Article 7
Conditions Precedent

Section 7.01.      Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          Shareholder and Stockholder Approvals. (i) The UMB Share Issuance and the UMB Articles Amendment shall have been approved by the shareholders of UMB by the Requisite UMB Vote and (ii) this Agreement shall have been adopted by the stockholders of HTLF by the Requisite HTLF Vote.

(b)          NASDAQ Listing. The shares of UMB Common Stock and UMB Series A Preferred Stock (or depositary shares in respect thereof) that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)          S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)          Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e)          No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or the Bank Merger shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers or the Bank Merger.

Section 7.02.      Conditions to Obligations of UMB and Merger Sub. The obligation of UMB and Merger Sub to effect the Mergers is also subject to the satisfaction, or waiver by UMB, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties. The representations and warranties of HTLF set forth in Section 3.02(a) and Section 3.08(a) (in each case after giving effect to the lead-in to Article 3) shall be true and correct (other than, in the case of Section 3.02(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of HTLF set forth in Section 3.01(a), Section 3.01(b) (but only with respect to HTLF Subsidiary Bank), Section 3.02(b) (but only with respect to HTLF Subsidiary Bank), Section 3.03(a) and Section 3.07 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 3) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of HTLF set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 3) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HTLF or the Surviving Corporation. UMB shall have received a certificate dated as of the Closing Date and signed on behalf of HTLF by the Chief Executive Officer or the Chief Financial Officer of HTLF to the foregoing effect.

(b)          Performance of Obligations of HTLF. HTLF shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and UMB shall have received a certificate dated as of the Closing Date and signed on behalf of HTLF by the Chief Executive Officer or the Chief Financial Officer of HTLF to such effect.

(c)           Federal Tax Opinion. UMB shall have received the opinion of Davis Polk & Wardwell LLP (or, if Davis Polk & Wardwell LLP is unwilling or unable to issue the opinion, a written opinion of Wachtell, Lipton, Rosen & Katz), in form and substance reasonably satisfactory to UMB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of UMB and HTLF, reasonably satisfactory in form and substance to such counsel.

Section 7.03.      Conditions to Obligations of HTLF. The obligation of HTLF to effect the Mergers is also subject to the satisfaction, or waiver by HTLF, at or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties. The representations and warranties of UMB and Merger Sub set forth in Section 4.02(a) and Section 4.08(a) (in each case, after giving effect to the lead-in to Article 4) shall be true and correct (other than, in the case of Section 4.02(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). The representations and warranties of UMB and Merger Sub set forth in Section 4.01(a), Section 4.01(b) (but only with respect to UMB Subsidiary Bank), Section 4.02(b) (but only with respect to UMB Subsidiary Bank), Section 4.03(a) and Section 4.07 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of UMB and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article 4) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on UMB. HTLF shall have received a certificate dated as of the Closing Date and signed on behalf of UMB by the Chief Executive Officer or the Chief Financial Officer of UMB to the foregoing effect.

(b)          Performance of Obligations of UMB and Merger Sub. Each of UMB and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and HTLF shall have received a certificate dated as of the Closing Date and signed on behalf of UMB by the Chief Executive Officer or the Chief Financial Officer of UMB to such effect.

(c)          Federal Tax Opinion. HTLF shall have received the opinion of Wachtell, Lipton, Rosen & Katz (or, if Wachtell, Lipton, Rosen & Katz is unwilling or unable to issue the opinion, a written opinion of Davis Polk & Wardwell LLP), in form and substance reasonably satisfactory to HTLF, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of UMB and HTLF, reasonably satisfactory in form and substance to such counsel.

Article 8
Termination and Amendment

Section 8.01.      Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite HTLF Vote or the Requisite UMB Vote:

(a)          by mutual written consent of UMB and HTLF;

(b)          by either UMB or HTLF if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of either of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of either of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement;

(c)          by either UMB or HTLF if the Merger shall not have been consummated on or before October 28, 2025 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein or any other breach by such party of this Agreement;

(d)          by either UMB or HTLF (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of HTLF, in the case of a termination by UMB, or UMB, in the case of a termination by HTLF, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.02, in the case of a termination by UMB, or Section 7.03, in the case of a termination by HTLF, and which is not cured within forty-five (45) days following written notice to HTLF, in the case of a termination by UMB, or UMB, in the case of a termination by HTLF, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)          by HTLF, prior to the receipt of the Requisite UMB Vote, if (i) UMB or the Board of Directors of UMB shall have made a Recommendation Change or (ii) UMB or the Board of Directors of UMB shall have breached its obligations under Section 6.03 or Section 6.13 in any material respect;

(f)           by UMB, prior to the receipt of the Requisite HTLF Vote, if (i) HTLF or the Board of Directors of HTLF shall have made a Recommendation Change or (ii) HTLF or the Board of Directors of HTLF shall have breached its obligations under Section 6.03 or Section 6.13 in any material respect; or

(g)          by either UMB or HTLF, if (i) the Requisite UMB Vote shall not have been obtained upon a vote thereon taken at the UMB Meeting (including any adjournment or postponement thereof) or (ii) the Requisite HTLF Vote shall not have been obtained upon a vote thereon taken at the HTLF Meeting (including any adjournment or postponement thereof).

Section 8.02.      Effect of Termination.

(a)          In the event of termination of this Agreement by either UMB or HTLF as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of UMB, HTLF, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.02(b) (Confidentiality), Section 6.14 (Public Announcements), this Section 8.02 and Article 9 (but, in the case of Section 9.12, only in respect of covenants that survive termination) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither UMB nor HTLF shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement (including the loss to the shareholders of UMB or the stockholders of HTLF, as applicable, of the benefits of the transactions contemplated by this Agreement, including, in the case of HTLF, the loss of the premium offered to the stockholders of HTLF).

(b)          (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of HTLF or shall have been made directly to the stockholders of HTLF or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the HTLF Meeting) an Acquisition Proposal, in each case with respect to HTLF and (A) (x) thereafter this Agreement is terminated by either UMB or HTLF pursuant to Section 8.01(c) without the Requisite HTLF Vote having been obtained (and all other conditions set forth in Section 7.01 and Section 7.03 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by UMB pursuant to Section 8.01(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either HTLF or UMB pursuant to Section 8.01(g) as a result of the Requisite HTLF Vote not having been obtained upon a vote taken thereon at the HTLF Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, HTLF enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then HTLF shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay UMB, by wire transfer of same-day funds, a fee equal to $70,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.02(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)           In the event that this Agreement is terminated by (x) UMB pursuant to Section 8.01(f) or (y) either UMB or HTLF pursuant to Section 8.01(g) as a result of the Requisite HTLF Vote not having been obtained upon a vote taken thereon at the HTLF Meeting (including any adjournment or postponement thereof) and at such time UMB could have terminated this Agreement pursuant to Section 8.01(f), then HTLF shall pay UMB, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c)          (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of UMB or shall have been made directly to the shareholders of UMB or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the UMB Meeting) an Acquisition Proposal, in each case with respect to UMB and (A) (x) thereafter this Agreement is terminated by either UMB or HTLF pursuant to Section 8.01(c) without the Requisite UMB Vote having been obtained (and all other conditions set forth in Section 7.01 and Section 7.02 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by HTLF pursuant to Section 8.01(d) as a result of a willful breach or (z) thereafter this Agreement is terminated by either HTLF or UMB pursuant to Section 8.01(g) as a result of the Requisite UMB Vote not having been obtained upon a vote taken thereon at the UMB Meeting (including any adjournment or postponement thereof), and (B) prior to the date that is twelve (12) months after the date of such termination, UMB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then UMB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay HTLF the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.02(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii)           In the event that this Agreement is terminated by (x) HTLF pursuant to Section 8.01(e) or (y) either UMB or HTLF pursuant to Section 8.01(g) as a result of the Requisite UMB Vote not having been obtained upon a vote taken thereon at the UMB Meeting (including any adjournment or postponement thereof) and at such time HTLF could have terminated this Agreement pursuant to Section 8.01(e), then UMB shall pay HTLF, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d)          Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e)          Each of UMB and HTLF acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if UMB or HTLF, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.02, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if UMB or HTLF, as the case may be, fails to pay the amounts payable pursuant to this Section 8.02, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

Article 9
General Provisions

Section 9.01.      Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite UMB Vote or the Requisite HTLF Vote; provided that after the receipt of the Requisite UMB Vote or the Requisite HTLF Vote, there may not be, without further approval of the shareholders of UMB or stockholders of HTLF, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.02.      Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of UMB or Merger Sub, in the case of HTLF, or HTLF, in the case of UMB or Merger Sub, (b) waive any inaccuracies in the representations and warranties of UMB or Merger Sub, in the case of HTLF, or HTLF, in the case of UMB or Merger Sub, contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided that after the receipt of the Requisite UMB Vote or the Requisite HTLF Vote, there may not be, without further approval of the shareholders of UMB or stockholders of HTLF, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if and to the extent set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.03.      Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.07 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 9.04.      Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers, the Bank Merger and the other transactions contemplated hereby shall be borne equally by UMB and HTLF.

Section 9.05.      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to HTLF, to:

Heartland Financial USA, Inc.
1800 Larimer Street, Suite 1800
Denver, Colorado 80202

Attention:	Jay L. Kim
Email:	jkim@htlf.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Jacob A. Kling

Steven R. Green

E-mail:	JAKling@wlrk.com

SRGreen@wlrk.com

and

(b)          if to UMB, to:

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, Missouri 64106

Attention:	Amy Harris
Email:	Amy.Harris@umb.com

legalnotices@umb.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention:	Randall D. Guynn

Lee Hochbaum

E-mail:	randall.guynn@davispolk.com

lee.hochbaum@davispolk.com

Section 9.06.      Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of HTLF means the actual knowledge of any of the officers of HTLF listed on Section 9.06 of the HTLF Disclosure Schedule, and the “knowledge” of UMB means the actual knowledge of any of the officers of UMB listed on Section 9.06 of the UMB Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (iii) the term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof and (iv) the term “business day” means any day other than a Saturday, a Sunday or a day on which banks in Kansas City, Missouri or Denver, Colorado are authorized by law or executive order to be closed. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

Section 9.07.      Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.08.      Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.09.      Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of UMB shall be subject to the laws of the State of Missouri).

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.

Section 9.10.      Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11.      Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except (i) as otherwise specifically provided in Section 6.07 and (ii) the rights of UMB, on behalf of the UMB shareholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), and HTLF, on behalf of the HTLF stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such shareholders or stockholders, including, in the case of HTLF, the loss of the premium offered to the stockholders of HTLF) in accordance with Section 8.02 in the event of a willful and material breach of any provision of this Agreement, it being agreed that in no event shall any UMB shareholder or HTLF stockholder be entitled to enforce any of their rights, or UMB’s, Merger Sub’s or HTLF’s obligations, under this Agreement in the event of any such breach, but rather that (x) UMB shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the UMB shareholders and (y) HTLF shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the HTLF stockholders, and UMB or HTLF may retain any amounts obtained in connection therewith. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12.      Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers and the Bank Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 9.13.      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.14.      Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 9.15.      Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, HTLF, UMB and Merger Sub have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Bruce K. Lee
	Name:	Bruce K. Lee
	Title:	President & Chief Executive Officer

UMB FINANCIAL CORPORATION

By:	/s/ J. Mariner Kemper
	Name:	J. Mariner Kemper
	Title:	Chairman of the Board & Chief Executive Officer

BLUE SKY MERGER SUB INC.

By:	/s/ John C. Pauls
	Name:	John C. Pauls
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of UMB Articles Amendment

[Attached]

EXHIBIT A

AMENDMENT OF ARTICLES OF INCORPORATION

Pursuant to the General and Business Corporation Law of Missouri (the “GBCL”), the undersigned Corporation hereby submits the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the Corporation is UMB Financial Corporation (the “Corporation”).

2.	An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders of the Corporation on [●], 2024 (the “Amendment”).

3.	The Amendment is set out in full as follows:

See attached Annex A hereto.

4.	Of the [●] of shares outstanding, [●] of such shares were entitled to vote on the Amendment.

The number of outstanding shares of each class entitled to vote on the Amendment as a class were as follows:

Class	Number of Outstanding Shares
Common Stock	[●]

5.	The number of shares voted for the Amendment was [●]. The number of shares voted against the Amendment was [●].

The number of shares of each class voted for and against the Amendment were as follows:

Class	Number of Shares Voted For	Number of Shares Voted Against
Common Stock	[●]	[●]

6.	[The effective date of the Amendment will be [●].]

[signature page follows]

IN AFFIRMATION THEREOF, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under § 575.040, RSMo.)

[OFFICER NAME], [TITLE]

[DATE]

Annex A

Reference is made to ARTICLE III of the Articles of Incorporation of UMB Financial Corporation, a Missouri corporation, as amended March 6, 2003. The first paragraph of ARTICLE III is hereby amended and restated in its entirety as follows:

“The aggregate number of shares which the corporation shall have the authority to issue is one hundred sixty-one million (161,000,000). One hundred sixty million (160,000,000) of such shares shall be common stock with a par value of one dollar ($1.00) per share, and such common stock shall have no preferences, qualifications, limitations, restrictions or special relative or convertible rights. The remaining one million (1,000,000) shares shall be preferred stock with a par value of one cent ($0.01) per share.”

Except as amended hereby, the Articles of Incorporation of UMB Financial Corporation, as amended March 6, 2003, remains unchanged and in full force and effect.

EXHIBIT B

Form of Certificate of Designations for the UMB Series A Preferred Stock

[Attached]

Exhibit B

CERTIFICATE OF DESIGNATION
OF
7.00%
FIXED-RATE RESET NON-CUMULATIVE
PERPETUAL PREFERRED STOCK, SERIES A
OF
UMB FINANCIAL CORPORATION

UMB Financial Corporation, a corporation organized and existing under the laws of the State of Missouri (the “Corporation”), in accordance with the provisions of Section 351.180 of the General and Business Corporation Law of Missouri, does hereby certify:

The Board of Directors of the Corporation (the “Board”) duly adopted resolutions on [●], 2024 (the “Board Resolutions”) and acting in accordance with such resolutions, the Corporation’s Articles of Incorporation, the Corporation’s Bylaws, and applicable law, adopted the following resolution on [●], 2024, creating a series of Preferred Stock of up to 11,500 shares from the Corporation’s authorized Preferred Stock, which series of Preferred Stock is to be designated as “7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A” (“Series A Preferred Stock”):

RESOLVED, that pursuant to the provisions of the Articles of Incorporation of the Corporation, the Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the number of shares of such series, and the terms, preferences, privileges, designations, rights, qualifications, limitations, and restrictions thereof, are hereby established as set forth below:

1.            Definitions. The following terms used herein shall be defined as set forth below:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Articles of Incorporation” means the Articles of Incorporation of the Corporation, as it may be amended or restated from time to time.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.

“Calculation Agent” means HTLF Bank and its successors and assigns, including any successor calculation agent with respect to shares of Series A Preferred Stock duly appointed by the Corporation.

“Common Stock” means any and all shares of common stock of the Corporation, par value $1.00 per share.

“Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

“First Reset Date” means July 15, 2025.

“Five-Year Treasury Rate” means, as of any Reset Dividend Determination Date:

(a)          The average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Dividend Determination Date, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve, as determined by the Calculation Agent in its sole discretion; and

(b)          If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five-Year Treasury Rate, shall determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry accepted successor Five-Year Treasury Rate, then the Calculation Agent shall use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The Five-Year Treasury Rate shall be determined by the Calculation Agent on the Reset Dividend Determination Date. If the Five-Year Treasury Rate for any Dividend Period cannot be determined pursuant to the methods described in clauses (a) and (b) above, the dividend rate for such dividend period shall be the same as the dividend rate determined for the immediately preceding dividend period.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.

“Reset Dividend Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period, subject to any adjustments made by the Calculation Agent as provided for herein.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

2.            Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “7.00% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”); the authorized number of shares that shall constitute such series shall be 11,500 shares, $0.01 par value per share; and such shares shall have a liquidation preference of $10,000 per share. The number of shares constituting the Series A Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Articles of Incorporation (as then in effect), less all unredeemed shares of any other series of Preferred Stock, or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law but not below the number of shares of Series A Preferred Stock then outstanding. Shares of Series A Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series A Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Preferred Stock, undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock.

3.            Ranking. The shares of Series A Preferred Stock shall rank:

(a)          senior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series A Preferred Stock or senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Junior Securities”);

(b)          on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Parity Securities”); and

(c)           junior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be.

The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities from time to time without the consent of the holders of the Series A Preferred Stock.

4.            Dividends.

(a)          Holders of Series A Preferred Stock will be entitled to receive, only when, as, and if declared by the Board or a duly authorized committee of the Board, on each Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock of $10,000 per share. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to (i) 7.00% per annum on the liquidation preference of $10,000 per share from [●]1 to, but excluding, the First Reset Date and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Dividend Determination Date, plus 6.675% on the liquidation preference of $10,000 per share. In the event the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b)          If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock quarterly in arrears on January 15, April 15, July 15, and October 15 of each year, beginning on [•]2 (each such day a “Dividend Payment Date”), based on a liquidation preference of $10,000 per share. In the event that any Dividend Payment Date falls on a day that is not a Business Day, the dividend payment due on that date shall be postponed to the next day that is a Business Day and no additional dividends shall accrue as a result of that postponement.

[1]	To reflect the last dividend payment date in respect of the 7.00% Series E Non-Cumulative Perpetual Preferred Stock, par value $1.00 per share, of Heartland Financial USA, Inc. (the “HTLF Series E Preferred”), which is the dividend payment date for which the last record date under the HTLF Series E Preferred occurred prior to the closing.

[2]	To reflect the first such Dividend Payment Date to occur after the last dividend payment date in respect of the HTLF Series E Preferred.

(c)          Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, not less than 15 calendar days nor more than 30 calendar days before the applicable Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee of the Board.

(d)          A “Dividend Period” is the period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date or any earlier redemption date, except that the initial Dividend Period will commence on and include [●]3 and continue to, but exclude, the next Dividend Payment Date. Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series A Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e)          Dividends on the Series A Preferred Stock will not be cumulative. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series A Preferred Stock in respect of a Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series A Preferred Stock will have no right to receive) dividends accrued for such Dividend Period after the Dividend Payment Date for such Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Dividend Period with respect to the Series A Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.

(f)           Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Federal Reserve or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.

(g)          So long as any share of Series A Preferred Stock remains outstanding:

(1)           no dividend or distribution shall be declared, paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend or distribution in connection with any existing shareholders’ rights plan or the implementation of any future shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan;

[3]	To reflect the last dividend payment date in respect of the HTLF Series E Preferred.

(2)           no shares of Series A Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (ii) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (iv) purchases, redemptions, or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3)           no shares of Series A Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (ii) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (iii) the exchange or conversion of one share of Series A Parity Securities for or into another share of Series A Parity Securities or Series A Junior Securities, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (v) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the preceding Dividend Period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;

unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(h)          Notwithstanding the foregoing, if dividends are not paid in full, or set aside for payment in full, on any dividend payment date, upon the shares of Series A Preferred Stock and any Series A Parity Securities, all dividends declared upon shares of Series A Preferred Stock and any Series A Parity Securities for such dividend payment date shall be declared on a pro rata basis in proportion to the respective amounts of undeclared and unpaid dividends for the Series A Preferred Stock and all Series A Parity Securities on such dividend payment date. To the extent a dividend period with respect to any Series A Parity Securities coincides with more than one Dividend Period, for purposes of the immediately preceding sentence the Board shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period, or shall treat such dividend period(s) with respect to any Series A Parity Securities and Dividend Period(s) for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Series A Parity Securities and the Series A Preferred Stock. To the extent a Dividend Period coincides with more than one dividend period with respect to any Series A Parity Securities, for purposes of the first sentence of this paragraph the Board shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Series A Parity Securities, or shall treat such Dividend Period(s) and dividend period(s) with respect to any Series A Parity Securities for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Preferred Stock and such Series A Parity Securities. For the purposes of this paragraph, the term “dividend period” as used with respect to any Series A Parity Securities means such dividend periods as are provided for in the terms of such Series A Parity Securities.

(i)           Subject to the foregoing, dividends (payable in cash, stock, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

5.            Liquidation.

(a)          Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, holders of Series A Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series A Preferred Stock with respect to distributions of assets, before any distribution or payment out of the assets of the Corporation is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $10,000 per share plus any declared and unpaid dividends prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b)          In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of Series A Preferred Stock or any Series A Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)          For purposes of this Section 5, neither the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation for cash, securities, or other property, nor the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities, or property for their shares, shall constitute a liquidation, dissolution, or winding-up of the Corporation.

6.            Redemption.

(a)          Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. Series A Preferred Stock is not redeemable prior to the First Reset Date. Shares of Series A Preferred Stock then outstanding will be redeemable at the option of the Corporation, in whole or in part, on any Reset Date on or after the First Reset Date, at a redemption price equal to $10,000 per share, plus any accrued and unpaid dividends to, but excluding, the date of redemption. In the event the applicable Reset Date that is the redemption date is not a Business Day, the redemption price shall be paid on the next Business Day without any adjustment to the amount of the redemption price. Holders of Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event (as defined below), including prior to the First Reset Date, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $10,000 per share, plus any accrued and unpaid dividends to, but excluding, the date of redemption, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the Dividend Payment Date as provided in Section 4(c) above. In all cases, the Corporation may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Federal Reserve or any successor Appropriate Federal Banking Agency if then required under capital rules applicable to the Corporation.

A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of (i) any amendment to, clarification of, or change in (including any announced prospective change in), the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal banking agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (ii) any proposed change in those laws, rules, or regulations that is announced after the initial issuance of any share of the Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of $10,000 per share of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for as long as any share of the Series A Preferred Stock is outstanding.

(b)          If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series A Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the certificate numbers and number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place of redemption; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock; such shares of Series A Preferred Stock shall no longer be deemed outstanding; and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

(c)          In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata, (2) by lot, or (3) in such other manner as determined by resolution of the Board to be fair and proper and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.

7.            Voting Rights.

(a)          Except as provided below and as determined by the Board or a duly authorized committee of the Board or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock.

(b)          So long as any shares of Series A Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock at the time outstanding, voting separately as a class, shall be required to:

(1)           authorize, create, or issue, or increase the authorized amount of, shares of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution, or winding up of the Corporation, or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any such class or series of the Corporation’s capital stock;

(2)           amend, alter, or repeal the provisions of the Articles of Incorporation (including this Certificate of Designation), whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any Series A Junior Securities or any Series A Parity Securities, or any securities convertible into or exchangeable for Series A Junior Securities or Series A Parity Securities will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock; or

(3)           complete a binding share exchange or reclassification involving the Series A Preferred Stock, or complete the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation or consolidate with or merge into any other corporation, unless, in any case, the shares of Series A Preferred Stock outstanding at the time of such consolidation or merger or sale either (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling the surviving entity having such rights, preferences, privileges, and powers (including voting powers), taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges, and powers (including voting powers) of the Series A Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption.

(c)          If the Corporation fails to pay, or declare and set aside for payment, dividends on outstanding shares of the Series A Preferred Stock or any Series A Parity Securities having voting rights on parity with the voting rights provided to the Series A Preferred Stock (“Special Voting Preferred Stock”) for six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall be increased by two and the holders of the Series A Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences), shall have the right to elect two directors (hereinafter, the “Preferred Directors” and each, a “Preferred Director”) to fill such newly created directorships; provided, however, that at no time shall the Board include more than two Preferred Directors; provided further that the election of any such Preferred Directors may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). At the request of any holder of Series A Preferred Stock, a special meeting of the holders of Series A Preferred Stock and any such Special Voting Preferred Stock shall be called by the Corporation for the election of the Preferred Directors; provided, however, that if such request for special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s shareholders, such election of Preferred Directors shall be held at such next annual or special meeting of shareholders), followed by such election of such Preferred Directors at each subsequent annual meeting of shareholders until full dividends have been declared and paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock for four Dividend Periods after the Nonpayment Event, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event.

When dividends have been paid in full (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock for at least four Dividend Periods after a Nonpayment Event, then the right of the holders of Series A Preferred Stock and any Special Voting Preferred Stock to elect the Preferred Directors shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately, and the Corporation’s authorized number of directors shall be automatically reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, by a majority of the outstanding shares of Series A Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences). If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A Preferred Stock (along with holders of any Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences); provided that the filling of any such vacancy may not cause the Corporation to violate any corporate governance requirement of The Nasdaq Stock Market LLC (or any other exchange on which the Corporation’s securities may be listed). The Preferred Directors shall each be entitled to one vote per director on any matter on which directors of the Corporation are entitled to vote.

(d)           The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series A Preferred Stock is listed or traded at the time.

8.            Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

9.            Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.

10.          Certificates. Shares of the Series A Preferred Stock may be represented in the form of uncertificated or certificated shares; provided however, that any holder of Series A Preferred Stock shall be entitled to have a certificate for shares of Series A Preferred Stock signed by, or in the name of, the Corporation, certifying the number of shares owned by such holder.

11.          Transfer Agent. The Corporation shall appoint a transfer agent for the Series A Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

12.          Registrar. The Corporation shall appoint a registrar for the Series A Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

13.          No Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Articles of Incorporation, or as provided by applicable law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by [●], its [●], on [●], [●].

UMB FINANCIAL CORPORATION

By:
Name: [●]
Title: [●]

EXHIBIT C

Form of Bank Merger Agreement

[Attached]

 EXHIBIT C

FORM OF AGREEMENT AND PLAN OF MERGER

HTLF BANK

with and into

UMB BANK, National Association

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made this              day of             , 2024, between HTLF Bank (“HTLF Bank”), a Colorado chartered bank that is not a member of the Federal Reserve System, with its main office located at 1800 Larimer Street, Suite 100, Denver, Colorado 80202; and UMB Bank, National Association (“UMB Bank” or the “Resulting Bank”), a national banking association, with its main office located at 1010 Grand Boulevard, Kansas City, Missouri, 64106. Collectively, HTLF Bank and UMB Bank are referred to as the “Banks”.

WHEREAS, the board of directors of HTLF Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Bank Merger Act, 12 U.S.C. § 1828(c) (the “Bank Merger Act”) and the laws of the State of Colorado;

WHEREAS, the board of directors of UMB Bank has unanimously approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the Bank Merger Act and the National Bank Act (such laws, together with the laws of the State of Colorado and their respective implementing regulations, as applicable, the “Bank Merger Laws”);

WHEREAS, Heartland Financial USA, Inc. (“Heartland”), which owns all of the outstanding shares of capital stock of HTLF Bank, UMB Financial Corporation (“UMB”), which owns all of the outstanding shares of capital stock of UMB Bank, and Blue Sky Merger Sub Inc., a direct, wholly-owned subsidiary of UMB (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Holding Company Agreement”), dated as of April 28, 2024, which, among other things, provides for the merger of Merger Sub with and into Heartland (the “Merger”), immediately followed by the merger of Heartland with and into UMB (the “Second Step Merger” and, together with the Merger, the “HC Mergers”), all subject to the terms and conditions of such Holding Company Agreement;

WHEREAS, Heartland, as the sole shareholder of HTLF Bank, and UMB, as the sole shareholder of UMB Bank, have approved this Agreement;

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of HTLF Bank with and into UMB Bank, with UMB Bank being the surviving bank of such merger transaction (the “Bank Merger”), subject to, and on the day immediately following, the closing of the Second Step Merger; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the Bank Merger Laws, HTLF Bank shall be merged with and into UMB Bank in the Bank Merger. UMB Bank shall continue its existence as the Resulting Bank under the charter of the Resulting Bank, and the separate corporate existence of HTLF Bank shall cease. The closing of the Bank Merger shall become effective at the date and time specified in the articles of merger filed with the Office of the Comptroller of the Currency (the “OCC”) as the date and time at which the Bank Merger shall be effective, or such later date as specified by the OCC; provided that in no event shall the Effective Time be earlier than the day immediately following the Second Step Merger (such time when the Bank Merger becomes effective, the “Effective Time”). It is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

SECTION 2

The name of the Resulting Bank at the Effective Time shall be “UMB Bank, National Association”. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank from and after the Effective Time shall be that of a national banking association. This business of the Resulting Bank shall be conducted at its main office, which shall be located at 1010 Grand Boulevard, Kansas City, MO, 64106, as well as at its legally established branches, including the main office and each of the legally established branches of HTLF Bank existing at the Effective Time, at the officially designated address of each such office or branch, in each case without limiting the authority under applicable law of the Resulting Bank to close, relocate or otherwise make any change regarding any such branch. The deposit accounts of the Resulting Bank will be insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act.

SECTION 4

At the Effective Time, each share of capital stock of UMB Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

SECTION 5

All assets of HTLF Bank and UMB Bank, as they exist at the Effective Time, shall pass to and vest in the Resulting Bank without any conveyance or other transfer; the Resulting Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank; and the Resulting Bank shall be responsible for all of the liabilities of every kind and description, of HTLF Bank and UMB Bank existing as of the Effective Time, all in accordance with the provisions of the Bank Merger Laws.

SECTION 6

By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of HTLF Bank, at the Effective Time, each outstanding share of capital stock of HTLF Bank shall be cancelled with no consideration being paid therefor.

By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of HTLF Bank, outstanding certificates representing shares of the capital stock of HTLF Bank shall, at the Effective Time, be cancelled.

SECTION 7

Upon the Effective Time, the then outstanding shares of UMB Bank’s common stock shall continue to remain outstanding shares of UMB Bank’s common stock, all of which shall continue to be owned by UMB.

SECTION 8

Effective as of the Effective Time, the number of directors that will comprise the full Board of Directors of the Resulting Bank shall be sixteen (16). Of the members of the initial Board of Directors of the Resulting Bank as of the Effective Time, (i) eleven (11) shall be those members of the Board of Directors of UMB Bank as of immediately prior to the Effective Time and (ii) five (5) shall be the Heartland Directors (as such term is defined in the Holding Company Agreement). Effective as of the Effective Time, each director of the Resulting Bank shall serve until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Resulting Bank.

SECTION 9

This Agreement has been approved by Heartland, which owns all of the outstanding shares of capital stock of HTLF Bank, and by UMB, which owns all of the outstanding shares of capital stock of UMB Bank.

SECTION 10

The Bank Merger is also subject to the following terms and conditions:

(a) The HC Mergers shall have closed and become effective.

(b) The OCC shall have approved the Bank Merger consistent with the terms set forth herein and shall have issued all other necessary authorizations and approvals for the Bank Merger, and any statutory waiting period shall have expired.

(c) This Agreement may be amended or terminated, and the Bank Merger may be abandoned, only by the mutual written agreement of HTLF Bank and UMB Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger and notwithstanding the prior approval of this Agreement and the Bank Merger by the sole shareholder of HTLF Bank or UMB Bank.

SECTION 11

Effective as of the Effective Time, the Articles of Incorporation and Bylaws of the Resulting Bank shall consist of the Articles of Incorporation and Bylaws of UMB Bank as in effect immediately prior to the Effective Time; provided that the Articles of Incorporation and Bylaws shall be amended effective at or prior to the Effective Time to the extent necessary to give effect to Section 8 of this Agreement.

SECTION 12

This Agreement shall automatically terminate if and at the time of any termination of the Holding Company Agreement.

SECTION 13

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by any Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns. Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or optically-scanned electronic mail attachment), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, HTLF Bank and UMB Bank, National Association have entered into this Agreement as of the date and year first set forth above.

HTLF BANK

By:
Name: Bruce K. Lee
Title: Chief Executive Officer

[Signature Page to Bank Merger Agreement]

UMB BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

EXHIBIT D

Form of HTLF Support Agreement

[Attached]

EXHIBIT D

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of April 28, 2024, is entered into by and between UMB Financial Corporation, a Missouri corporation (“UMB”), and the undersigned shareholder (the “Shareholder”) of Heartland Financial USA, Inc., a Delaware corporation (“HTLF”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among UMB, HTLF, and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”), (i) Merger Sub will be merged with and into HTLF (the “Merger”), with HTLF as the surviving corporation (sometimes referred to in such capacity as the “Surviving Entity”) and (ii) immediately following the Merger and as part of a single, integrated transaction, UMB shall cause the Surviving Entity to be merged with and into UMB (the “Second Step Merger,” and, together with the Merger, the “Mergers”), with UMB as the surviving corporation in the Second Step Merger;

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.00 per share, of HTLF (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of HTLF has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Mergers, are in the best interests of HTLF and HTLF’s stockholders, and declared that the Merger Agreement is advisable, and (ii) approved the execution, delivery and performance by HTLF of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Mergers; and

WHEREAS, the Shareholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the Mergers, and has determined that it is in his best interests to enter into this Agreement to provide for his support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for UMB to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms or (b) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.	Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of HTLF’s stockholders, however called, and in connection with any written consent of HTLF’s stockholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of the Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which the Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any HTLF Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement, (B) in favor of any proposal to adjourn or postpone such meeting of HTLF’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any Acquisition Proposal, and (D) against any action, proposal, transaction, agreement or amendment of the HTLF Charter or HTLF Bylaws, in each case of this clause (D), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of HTLF contained in the Merger Agreement, or of the Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers. The Shareholder agrees to exercise all voting or other determination rights the Shareholder has in any trust or other legal entity to carry out the intent and purposes of the Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder represents, covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of HTLF at the request of the HTLF Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the HTLF stockholders. The Shareholder represents, covenants and agrees that he has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer. With respect to any shares of Common Stock over which the Shareholder has shared voting power, the Shareholder shall exercise his individual voting power over such shares, to the extent within his control, in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Shares, it being understood that the Shareholder shall not have the power to cause other persons to exercise their voting power accordingly.

4.	Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that the Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) adoption of the Merger Agreement by the stockholders of HTLF by the Requisite HTLF Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom UMB has consented with respect to a Transfer by the Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of the Shareholder or to a trust solely for the benefit of the Shareholder and/or any Family Member of the Shareholder or (B) upon the death of the Shareholder pursuant to the terms of any trust or will of the Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and the Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee in form reasonably acceptable to UMB agreeing to be bound by and comply with the provisions of this Agreement) to UMB, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee and (iv) to the extent set forth on Schedule B hereto (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (iv), the Shareholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means (I) Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of Shareholder or Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

5.	Representations of the Shareholder. The Shareholder represents and warrants as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of the Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by the Shareholder and over which the Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) the Shareholder beneficially owns the Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.	Publicity. The Shareholder hereby authorizes UMB to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, the Shareholder’s identity and ownership of the Shareholder’s Shares and the nature of the Shareholder’s obligations under this Agreement; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Shareholder (individually or as part of a group), UMB shall use commercially reasonable efforts to provide the Shareholder with the opportunity to review and comment on any references to the Shareholder generally in such announcement or disclosure and consider such comments in good faith. The Shareholder agrees to notify UMB as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.	Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.	Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.	Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.	Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles. Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Shareholder, to his address set forth on the signature pages hereto, and if to UMB, to the following addresses:

UMB Financial Corporation
1010 Grand Boulevard
Kansas City, Missouri 64106
Attention:	Amy Harris
Email:	Amy.Harris@umb.com legalnotices@umb.com

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017

Attention:	Randall D. Guynn
Lee Hochbaum
E-mail: randall.guynn@davispolk.com
lee.hochbaum@davispolk.com

13.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.	Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.	No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in the Shareholder’s capacity as a shareholder of HTLF, and, to the extent the Shareholder serves as a member of the board of directors or as an officer of HTLF, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer and not as a shareholder.

17.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

UMB FINANCIAL CORPORATION

By:
	Name:	J. Mariner Kemper
	Title:	Chairman of the Board & Chief Executive Officer

SHAREHOLDER:

Name: Bruce K. Lee

Address for Notices:

1800 Larimer Street, Suite 1800
Denver, Colorado 80202

[Support Agreement Signature Page]

Schedule A

Existing Share Information

Name of Record Holder	Existing Shares
Bruce K. Lee	85,905

Schedule B

Permitted Transfers

1.	Sales to satisfy any Tax liability incurred by the Shareholder in respect of vesting, exercise or settlement of HTLF Equity Awards held by Shareholder.

EXHIBIT E

Form of UMB Support Agreement

[Attached]

EXHIBIT E

UMB SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of April 28, 2024, is entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“HTLF”), and the undersigned shareholder (the “Shareholder”) of UMB Financial Corporation, a Missouri corporation (“UMB”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among UMB, HTLF, and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”), (i) Merger Sub will be merged with and into HTLF (the “Merger”), with HTLF as the surviving corporation (sometimes referred to in such capacity as the “Surviving Entity”) and (ii) immediately following the Merger and as part of a single, integrated transaction, UMB shall cause the Surviving Entity to be merged with and into UMB (the “Second Step Merger,” and, together with the Merger, the “Mergers”), with UMB as the surviving corporation in the Second Step Merger;

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the sole power to vote or direct the voting of, the shares of common stock, par value $1.00 per share, of UMB (the “Common Stock”) as set forth on Schedule A hereto (all such shares, the “Existing Shares”);

WHEREAS, the Board of Directors of UMB has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the UMB Articles Amendment, are in the best interests of UMB and UMB’s shareholders and declared the Merger Agreement advisable, approved the consummation, delivery and performance by UMB of the Merger Agreement and resolved to recommend that UMB’s shareholders approve the UMB Share Issuance and the UMB Articles Amendment and submit the UMB Share Issuance and the UMB Articles Amendment to UMB’s shareholders for approval; and

WHEREAS, the Shareholder is supportive of the Merger Agreement and the transactions contemplated thereby, including the UMB Share Issuance and the UMB Articles Amendment, and has determined that it is in his best interests to enter into this Agreement to provide for his support for the Merger Agreement and such transactions, and this Agreement is further a condition and inducement for HTLF to enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meanings assigned to those terms in the Merger Agreement.

2.	Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect upon the earliest to occur of the following: (a) termination of the Merger Agreement for any reason in accordance with its terms or (b) the Effective Time; provided that (i) Sections 11 through 17 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.	Support Agreement. From the date hereof until the earlier of (a) the Closing or (b) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of UMB’s shareholders, however called, and in connection with any written consent of UMB’s shareholders, the Shareholder shall (i) appear at such meeting or otherwise cause all of the Shareholder’s Existing Shares and all other shares of Common Stock or voting securities over which the Shareholder has acquired, after the date hereof, beneficial or record ownership and the sole power to vote or direct the voting thereof (including any such shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any UMB Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the UMB Share Issuance, (B) in favor of the UMB Articles Amendment, (C) in favor of any proposal to adjourn or postpone such meeting of UMB’s shareholders to a later date if there are not sufficient votes to approve the UMB Share Issuance or the UMB Articles Amendment, (D) against any Acquisition Proposal, and (E) against any action, proposal, transaction, agreement or amendment of the UMB Articles of Incorporation or UMB Bylaws, in each case of this clause (E), which would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of UMB contained in the Merger Agreement, or of the Shareholder contained in this Agreement or (2) prevent, impede, delay, interfere with, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers. The Shareholder agrees to exercise all voting or other determination rights the Shareholder has in any trust or other legal entity to carry out the intent and purposes of the Shareholder’s obligations in this paragraph and otherwise set forth in this Agreement. The Shareholder represents, covenants and agrees that, except for this Agreement, the Shareholder (x) has not entered into, and shall not enter into during the Support Period, any support or voting agreement or voting trust or similar agreement with respect to the Shares that would be inconsistent with the Shareholder’s obligations under this Agreement and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of and the Shareholder’s obligations under this Agreement and any revocable proxy granted to officers or directors of UMB at the request of the UMB Board of Directors in connection with election of directors or other routine matters at any annual or special meeting of the UMB shareholders. The Shareholder represents, covenants and agrees that he has not entered into and will not enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate any of the provisions and agreements set forth herein; provided that nothing in this sentence will prohibit any Permitted Transfer. With respect to any shares of Common Stock over which the Shareholder has shared voting power, the Shareholder shall exercise his individual voting power over such shares, to the extent within his control, in a manner consistent with the Shareholder’s voting obligations under this Agreement with respect to the Shares, it being understood that the Shareholder shall not have the power to cause other persons to exercise their voting power accordingly.

4.	Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that the Shareholder will not, from the date hereof until the earlier of (a) the end of the Support Period or (b) approval of the UMB Share Issuance and the UMB Articles Amendment by the shareholders of UMB by the Requisite UMB Vote, directly or indirectly, offer for sale, sell, transfer, assign, give, convey, tender in any tender or exchange offer, pledge, encumber, hypothecate or dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, conveyance, hypothecation or other transfer or disposition of, any of the Shares, or any legal or beneficial interest therein, whether or not for value and whether voluntary or involuntary or by operation of law (any of the foregoing, a “Transfer”); provided, that the Shareholder may Transfer Shares (i) to any of its Affiliates, (ii) to any other Person to whom HTLF has consented with respect to a Transfer by the Shareholder in advance in writing, (iii) to (A) any Family Member (as defined below) of the Shareholder or to a trust solely for the benefit of the Shareholder and/or any Family Member of the Shareholder or (B) upon the death of the Shareholder pursuant to the terms of any trust or will of the Shareholder or by the applicable Laws of intestate succession; provided that (x) in the case of clause (i), such Affiliate shall remain an Affiliate of the Shareholder at all times following such Transfer and (y) in the case of clauses (i), (ii) and (iii), so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Transferred Shares, and the Shareholder provides at least three (3) Business Days’ prior written notice (which shall include the written consent of the transferee in form reasonably acceptable to HTLF agreeing to be bound by and comply with the provisions of this Agreement) to HTLF, in which case the Shareholder shall remain responsible for any breach of this Agreement by such transferee and (iv) to the extent set forth on Schedule B hereto (any Transfer permitted in accordance with this Section 4, a “Permitted Transfer”). In the event of any Transfer that would qualify as a Permitted Transfer under more than one of clauses (i) through (iv), the Shareholder may elect the clause to which such Transfer is subject for purposes of complying with this Agreement. As used in this Agreement, the term “Family Member” means (I) Shareholder and Shareholder’s spouse, individually, (II) any descendant, niece or nephew of Shareholder or Shareholder’s spouse, (III) any charitable organization created and primarily funded by any one or more individuals described in the foregoing (I) or (II), (IV) any estate, trust, guardianship, custodianship or other fiduciary arrangement for the primary benefit of any one or more individuals or organizations described in the foregoing (I), (II) or (III), and (V) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more individuals or organizations named or described in the foregoing (I), (II), (III) or (IV).

5.	Representations of the Shareholder. The Shareholder represents and warrants as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity (other than an amendment to the Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); (d) the Shareholder beneficially owns and has the sole power to vote or direct the voting of the Shares, including all of the Shareholder’s Existing Shares as set forth on, and in the amounts set forth on, Schedule A hereto, which as of the date hereof constitute all of the shares of Common Stock beneficially owned by the Shareholder and over which the Shareholder, directly or indirectly, has sole voting and dispositive authority; (e) the Shareholder beneficially owns the Shareholder’s Existing Shares as set forth on Schedule A hereto free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws or disclosed on the Shareholder’s Schedule 13D filed with the Securities and Exchange Commission, if any); and (f) the Shareholder has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein. The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement; provided that nothing in this sentence will prohibit any Permitted Transfer. As used in this Agreement, the terms “beneficial owner,” “beneficially own” and “beneficial ownership” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

6.	Publicity. The Shareholder hereby authorizes HTLF to publish and disclose in any announcement or disclosure in connection with the Mergers, including in the S-4, the Joint Proxy Statement or any other filing with any Governmental Entity made in connection with the Mergers, the Shareholder’s identity and ownership of the Shareholder’s Shares and the nature of the Shareholder’s obligations under this Agreement; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Shareholder (individually or as part of a group), HTLF shall use commercially reasonable efforts to provide the Shareholder with the opportunity to review and comment on any references to the Shareholder generally in such announcement or disclosure and consider such comments in good faith. The Shareholder agrees to notify HTLF as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.

7.	Stock Dividends, Etc. In the event of any change in the Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the term “Existing Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8.	Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the Exchange Act, and all rights, ownership and benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

9.	Assignment; Third-Party Beneficiaries. This Agreement shall not be assigned by operation of law or otherwise and, except as provided herein, shall be binding upon and inure solely to the benefit of each party hereto and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.	Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each party would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party of any provision contained in this Agreement, in addition to any other remedy to which the other parties may be entitled whether at law or in equity (including monetary damages), each other party shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party irrevocably waives any right such party may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.	Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflict of law principles (except that matters relating to the corporate laws of the State of Missouri shall be governed by such laws). Each of the parties hereto agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation), if to the Shareholder, to his address set forth on the signature pages hereto, and if to HTLF, to the following addresses:

Heartland Financial USA, Inc.
1800 Larimer Street, Suite 1800
Denver, Colorado 80202

Attention:	Jay L. Kim
Email:	jkim@htlf.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Jacob A. Kling
Steven R. Green
E-mail:	JAKling@wlrk.com
SRGreen@wlrk.com

13.	Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

14.	Amendments; Waivers. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed (a) in the case of an amendment or modification, by the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.	No Representative Capacity. Notwithstanding anything to the contrary herein, this Agreement applies solely to the Shareholder in the Shareholder’s capacity as a shareholder of UMB, and, to the extent the Shareholder serves as a member of the board of directors or as an officer of UMB, nothing in this Agreement shall limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as a director or officer and not as a shareholder.

17.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above:

HEARTLAND FINANCIAL USA, INC.

By:
Name:
Title:

SHAREHOLDER:

Name: J. Mariner Kemper

Address for Notices:

1010 Grand Blvd.
Kansas City, MO
64106

[Support Agreement Signature Page]

Schedule A

Existing Share Information

Name of Record Holder	Existing Shares
J. Mariner Kemper	231,271
Custodial Accounts in the Names of the Shareholder’s Children[1]	2,000
ESOP	2,281
William T. Kemper Charitable Trust	47,422
R. Crosby Kemper Jr. Marital Trust	1,738,604
Alexander Kemper 2019 GST Exempt Irr Trust	2,357
Pioneer Service Corporation	395,989
Kemper Realty	290,397
Mary S. Hunt Trust	12,422
Mariner Kemper Vested Stock Options	27,964

1 1,000 shares are owned by Mr. Kemper’s son, and 1,000 shares are owned by Mr. Kemper’s daughter, and are managed in custodial accounts in their names. Mr. Kemper is the custodian of these accounts and retains voting and dispositional power over these shares.

Schedule B

Permitted Transfers

1.	Transfers under the existing stock sale plan in existence on the date of this Agreement adopted in accordance with Rule 10b5-1(c) (Rule 10b5-1) under the Securities Exchange Act of 1934 for the sale of shares of the Common Stock.

2.	Sales to satisfy any Tax liability incurred by the Shareholder in respect of vesting, exercise or settlement of UMB Equity Awards held by Shareholder.

EXHIBIT F

Form of Surviving Entity Charter

[Attached]

EXHIBIT F

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEARTLAND FINANCIAL USA, INC.

FIRST:   The name of the corporation is Heartland Financial USA, Inc. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is United Agent Group Inc., Brandywine Plaza, 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, Delaware 19803.  The name of its registered agent at such address is United Agent Group Inc.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH:  The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:  Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH:  The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH:  (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.
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(2)(a)          Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law.  The right to indemnification conferred in this ARTICLE EIGHTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law.  The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right.

(b)         The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3)         The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4)         The rights and authority conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5)          Neither the amendment nor repeal of this ARTICLE EIGHTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

NINTH:  Except as provided in ARTICLE EIGHTH above, the Corporation reserves the right to amend this Amended and Restated Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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